Exhibit 4.8

Notice of 2011 Annual General Meeting of Shareholders

and Management Information Circular

Our annual general meeting of shareholders will be held at 11:00 a.m. (Eastern time) on Thursday, January 27, 2011 at the Hilton Montreal Bonaventure, 900 de La Gauchetière West, Montreal, Québec, in the Westmount Room.

As a shareholder of Tembec Inc., you have the right to vote your shares, either by proxy or in person at the meeting.

YOUR VOTE IS IMPORTANT

This document tells you who can vote, what you will be voting on and how to exercise your right to vote your shares. Please read it carefully.

MANAGEMENT INFORMATION CIRCULAR

Table of Contents

SECTION 1 – VOTING INFORMATION	1

Solicitation of Proxies	1
Appointment and Revocation of Proxy	1
Non-Registered Holders of Shares	1
Additional Information for Non-Registered Holders of Shares	2
Exercise of Discretion by Agents	2
Voting Shares and Principal Holders Thereof	3

SECTION 2 – BUSINESS OF THE MEETING	3

Election of Directors	3
Information Concerning Nominee Directors	4
Appointment and Remuneration of Auditors	12

SECTION 3 – STATEMENT OF EXECUTIVE COMPENSATION	13

Compensation Discussion and Analysis	13
Executive Compensation Components	18
Pension, Benefits and Perquisites	27
Performance Graph	29
Summary Compensation Table	30
Incentive Plan Awards	31
Defined Benefit Pension Plans Table	34
Defined Contribution Pension Plans Table	35
Termination and Change of Control Benefits	35

SECTION 4 – DIRECTORS COMPENSATION	37

Compensation of Directors	37
Directors Compensation Table	38
Former Long-Term Incentive Plan	39
Deferred Share Unit Plans	40
Directors Outstanding Option-Based Awards and Share-Based Awards	40

SECTION 5 – INDEBTEDNESS	42

SECTION 6 – OTHER INFORMATION	44

Corporate Governance	44
Independence	44
Audit Committee Information	44
Liability Protection for Directors and Officers	44
Other Business	44
Approval of the Board of Directors	45

Management Information Circular	(i)	Tembec Inc.

TEMBEC INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of Tembec Inc. (the “Corporation”) will be held in the Westmount Room, at the Hilton Montreal Bonaventure, 900 de La Gauchetière West in Montreal, Québec, on Thursday, January 27, 2011, at 11:00 a.m., local time, for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the fiscal year ended September 25, 2010 together with the auditors’ report thereon;

2.	to elect the directors of the Corporation for the ensuing year;

3.	to appoint the auditors and authorize the board of directors to fix their remuneration; and

4.	to transact such other business as may properly come before the Meeting.

A copy of the management information circular accompanies this Notice.

Since it is desirable that as many shares as possible be represented and voted at the Meeting, you are requested, if unable to attend the Meeting in person, to complete, date, sign and return the enclosed form of proxy in the envelope provided for that purpose to Tembec Inc., c/o Computershare Trust Company of Canada, no later than 5:00 p.m. on January 25, 2011.

Montreal, this 15th day of December 2010.

By order of the Board of Directors,

/s/ Patrick LeBel

PATRICK LEBEL

Vice President, General Counsel and Corporate Secretary

TEMBEC INC.

MANAGEMENT INFORMATION CIRCULAR

SECTION 1 - VOTING INFORMATION

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation by the management of Tembec Inc. (“Tembec” or the “Corporation”) of proxies to be used at the annual general meeting of shareholders of the Corporation (the “Meeting”) to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual General Meeting of Shareholders. All information provided in this Circular is given as of November 30, 2010, unless specified otherwise.

Solicitation of Proxies

The management of the Corporation (“Management”) is soliciting proxies for use at the Meeting. The solicitation will be primarily by mail. However, the directors, executive officers, officers and employees of the Corporation (the “Directors”, the “Executive Officers” and the “Officers”, as applicable) may also solicit proxies by telephone, e-mail, facsimile or in person. The Corporation will pay for the cost of proxy solicitation.

Appointment and Revocation of Proxy

The persons named in the enclosed proxy form are Officers and/or proposed nominees to the Board of Directors (the “nominee Directors”) of the Corporation. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON TO REPRESENT HIM OR HER AT THE MEETING MAY DO SO by striking out the names of the persons designated and by inserting such other person’s name in the blank space provided in the proxy form and, delivering the completed proxy form to Tembec Inc., c/o Computershare Trust Company of Canada, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 not later than 5:00 p.m. on January 25, 2011.

Shareholders executing the proxy form may revoke it at any time, as long as it has not been exercised, by instrument in writing executed by the shareholder or his attorney authorized in writing and deposited either at the head office of the Corporation at 800 René-Lévesque Blvd. West, Suite 1050, Montreal, Québec, H3B 1X9 at any time up to and including the last business day preceding the date of the Meeting, or any adjournment thereof, or with the chairman of the Meeting on the day of the Meeting or adjournment thereof.

Non-Registered Holders of Shares

The information set out in this section is of importance to shareholders who do not hold shares in their own name. Persons who hold shares through their brokers, intermediaries, trustees or other persons, or who otherwise do not hold such securities in their own name (the “Non-Registered Holders”) should note that only proxies deposited by persons whose names appear on the records of the Corporation may be recognized and acted upon at the meeting. If shares are listed in an account statement provided to a Non-Registered Holder by a broker, then in almost all cases, those shares will not be registered in the Non-Registered Holder’s name on the records of the Corporation. Such shares will more

Management Information Circular	1	Tembec Inc.

likely be registered under the names of the broker or an agent of that broker. In Canada, the vast majority of shares are registered under the name of CDS & Co., which acts as nominee for many Canadian brokerage firms. Shares held by brokers, agents or nominees can only be voted upon the instructions of the Non-Registered Holder. Without specific instructions, brokers, agents and nominees are prohibited from voting securities for the brokers’ clients. Non-Registered Holders should ensure that instructions respecting the voting of their shares are communicated to the appropriate person at the appropriate time.

Intermediaries/brokers are required to seek voting instructions from Non-Registered Holders in advance of shareholders’ meetings. Each intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Non-Registered Holders to ensure that their shares are voted at the Meeting. The purpose of the form of proxy or voting instruction form supplied to a Non-Registered Holder by its broker, agent or nominee is limited to instructing the broker or agent of the broker how to vote on behalf of the Non-Registered Holder. The majority of brokers now delegate this responsibility to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically supplies a voting instruction form, mails those forms to Non-Registered Holders and asks them to return the forms to Broadridge or follow specified telephone voting procedures. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the meeting. A Non-Registered Holder receiving a voting instruction form from Broadridge cannot use that form to vote shares directly at the Meeting — the voting instruction forms must be registered by mail, via the internet or by telephone well in advance of the Meeting in order to have such shares voted. Non-Registered Holders that wish to vote in person at the Meeting must insert their name in the space provided on the voting instruction form, and adhere to the signing and return instructions provided by Broadridge. By doing so, Non-Registered Holders are instructing their intermediary/broker to appoint them as proxy holder.

Additional Information for Non-Registered Holders of Shares

These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered owner, and the issuer or its agent has sent these materials directly to you, your name and address and information about your holdings of securities, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.

By choosing to send these materials to you directly, the issuer (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Exercise of Discretion by Agents

The shares represented by the enclosed proxy form will be voted or withheld from voting in accordance with the instructions of the shareholder executing it and, where a choice is specified, the shares will be voted accordingly. WHERE NO CHOICE IS SPECIFIED, THE SHARES SO REPRESENTED WILL BE VOTED IN FAVOUR OF THE ELECTION OF EACH OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOUR OF THE APPOINTMENT OF THE PROPOSED NOMINEE AS AUDITORS. The enclosed proxy form confers discretionary authority upon the persons named therein with respect to amendments or new matters submitted to the meeting. At the time of printing of this Circular, the Executive Officers of the Corporation know of no such amendments or new matters.

Management Information Circular	2	Tembec Inc.

Voting Shares and Principal Holders Thereof

As at November 30, 2010, 100,000,000 common shares of the Corporation were issued and outstanding, each carrying the right to one vote. Only shareholders of record at the close of business on December 10, 2010 will be entitled to vote at the meeting.

On February 29, 2008, a shareholder rights plan (the “Rights Plan”) was implemented to ensure, to the extent practicable, that all shareholders of the Corporation will be treated equally and fairly in connection with any take-over bid for the Corporation. For the purposes of the Rights Plan, the permitted bid mechanism will endeavour to ensure that any person seeking to acquire beneficial ownership of 20% or more of the common shares of the Corporation gives shareholders and the Directors sufficient time to evaluate the transaction, negotiate with the acquirer and encourage the making of competing bids, all with a view to maximizing shareholder value. The term of the Rights Plan expires on the date of the Corporation’s 2013 annual shareholders’ meeting. On June 10, 2008, the Corporation waived the application of the permitted bid mechanism in the Rights Plan to permit Wayzata Investment Partners LLC or funds managed by Wayzata Investment Partners LLC and/or its affiliates (“Wayzata”) to purchase up to a maximum of 30% of the Corporation’s outstanding common shares subject to certain conditions, as more fully described in a material change report filed with securities regulatory authorities on June 10, 2008.

On February 29, 2008, in the context of the recapitalization implemented on that date, the Corporation issued an aggregate of 11,095,839, subsequently reduced to 11,093,943, “cashless” warrants convertible into common shares of the Corporation which shall expire on February 29, 2012, if not previously converted (the “Warrants”). The Warrants shall be automatically converted into an aggregate of up to 11,093,943 common shares of the Corporation when the 20-day volume-weighted average trading price of a single common share reaches or exceeds $ 12.00; or immediately prior to any transaction that would constitute a change of control of the Corporation at a price per common share equal to at least $12.00.

As at November 30, 2010, to the knowledge of the Directors and Management, no person or company beneficially owns, directly or indirectly, or controls or directs ten per cent (10%) or more of the voting rights attached to all common shares of the Corporation, with the exception of Wayzata, which owns 20,934,224 common shares representing approximately 20.93% of the Corporation’s outstanding common shares; Trilogy Capital, LLC, which owns or controls 15,515,387 common shares representing approximately 15.52% of the Corporation’s outstanding common shares; and Värde Management, L.P., which owns or controls 10,353,123 common shares representing approximately 10.35% of the Corporation’s outstanding common shares. The information relating to the number of securities owned, controlled or directed by each person mentioned hereinabove is based upon public filings made by each person or company and has not been independently verified by Tembec nor its Directors and Management.

SECTION 2 – BUSINESS OF THE MEETING

Election of Directors

There will be eleven (11) nominees proposed to be elected at the meeting as Directors of the Corporation. If elected, they will hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the by-laws of the Corporation.

Management Information Circular	3	Tembec Inc.

All of the proposed nominees for election to the Board of Directors are currently members of the Board and each was elected at our annual general meeting of shareholders held on January 28, 2010, by at least a majority of the votes cast, with the exception of Michel Dumas, Jacques Leduc and Pierre Lortie who are new nominees.

Unless authority to vote on the election of Directors is withheld, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in favour of each of the eleven (11) nominees listed below or, in the event of any vacancies among such nominees (an event that the Management has no reason to believe will occur) in favour of the remaining nominees and of any substitute nominees.

Information Concerning Nominee Directors

Set forth below is information pertaining to the nominee Directors. The following information is based on data furnished by the nominee Directors. The information with respect to ownership of common shares includes those shares for which such persons have voting power or investment power. Voting power and investment power are not shared with others, unless specifically stated. All holdings information presented below, except for holdings of common shares which are presented as of November 30, 2010, is given as of September 25, 2010.

NORMAN M. BETTS, New Brunswick, Canada

DIRECTOR SINCE JANUARY 2005

Independent

Mr. Betts is an Associate Professor at the Faculty of Business Administration, University of New Brunswick. He is also the former Finance Minister and Minister of Business with the Province of New Brunswick. Mr. Betts chairs the Board of Starfield Resources Inc. and chairs the audit committees of Tanzanian Royalty Exploration Corp., Adex Mining Inc. and Sheltered Oak Resources Corp. He also serves as Director of the New Brunswick Power Corporation and Export Development Canada. Mr. Betts is a co-chair of the Board of Trustees of the Pension Plan for Academic Employees of the University of New Brunswick and is a director of the Nature Conservancy of Canada for the Atlantic region. Mr. Betts is a Fellow Chartered Accountant and received a Doctor of Philosophy degree in management, with a concentration in accounting and finance from Queen’s University in 1991.

HOLDINGS 146 common shares 326 Warrants 258 stock options 43,905 deferred share units 5,230 deferred share units(1)	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Chairman of the Audit Committee

Management Information Circular	4	Tembec Inc.

JAMES E. BRUMM, New York, United States of America

DIRECTOR SINCE APRIL 1999

Independent

Currently, Mr. Brumm is President of Glastonbury Commons, Ltd., a consulting firm. He is also an Executive Advisor to Mitsubishi International Corporation, the North American subsidiary of Mitsubishi Corporation. At Mitsubishi International Corporation, Mr. Brumm also serves as a Director and previously served as Executive Vice President, General Counsel. Mr. Brumm is a member of the Boards of Visitors of Columbia University Law School and California State University, Fresno and is a board member of Forest Trends, a public/private non-profit coalition that promotes market-based approaches to forest conservation. Mr. Brumm also chairs the American Bird Conservancy and is a board member of The International Crane Foundation. Mr. Brumm is President of the Mitsubishi Corporation Foundation for the Americas. Mr. Brumm graduated with a bachelor’s degree in political science from California State University, Fresno in 1965 and received an L.L.B. from Columbia University School of Law in 1968.

HOLDINGS 2,263 common shares 5,029 Warrants 4,070 stock options 42,385 deferred share units 1,853 deferred share units(1)	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Member of the Corporate Governance and Human Resources Committee

JAMES N. CHAPMAN, Connecticut, United States of America

DIRECTOR SINCE FEBRUARY 2008

Independent

Mr. Chapman is non-executive Vice Chairman of SkyWorks Leasing, LLC, an aircraft management services company, which he joined in December 2004. Prior to SkyWorks, he was associated with Regiment Capital Advisors, LP, an investment advisor based in Boston specializing in high yield investments, which he joined in January 2003. Mr. Chapman serves as a member of the board of directors of the public companies AerCap Holdings NV, Scottish Re Group Limited and Tower International, Inc. In addition, he is also a board member of several private companies including American Media, Inc., Hayes-Lemmerz International, Inc., MXenergy Corporation and Neenah Enterprises Inc. Mr. Chapman was a director of Anchor Glass Container Corporation from August 2002 to March 2006 and Chrysler LLC from September 2007 to April 2009. In addition, Mr. Chapman serves on the Finance Committee of the Whitby School in Greenwich. Mr. Chapman received a Bachelor’s of Arts degree, with distinction, and a Master of Business Administration degree, with distinction, magna cum laude, from Dartmouth College in 1984 and 1985, respectively.

HOLDINGS 41,551 deferred share units	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Member of the Corporate Governance and Human Resources Committee Member of the Special Committee for Strategic Purposes

Management Information Circular	5	Tembec Inc.

JAMES V. CONTINENZA, Minnesota, United States of America

DIRECTOR SINCE FEBRUARY 2008

Independent

Mr. Continenza has been President of STi Prepaid, LLC, a facilities-based provider of prepaid long-distance wireline and wireless communications services from October 2007 to October 2010. In 2010, Mr. Continenza became chairman of Hawkeye Renewables, LLC, an ethanol producer operating in Iowa, and of Neff Holdings, LLC, a construction equipment rental company. In May 2006, he joined the board of directors of Anchor Glass Container Corp., a provider of rigid packaging services in the United States, and also served as its interim chief executive officer from October to December 2006. Mr. Continenza is also a director of Portola Packaging, Inc., a manufacturer of plastic closures and bottles, and of RathGibson LLC, a pipe and tubing company, the boards of which he joined in 2008 and 2010, respectively. In the past, Mr. Continenza also sat on the boards of Maxim Crane Works Inc., Rural Cellular Corp, Inc., U.S.A. Mobility Inc. and Microcell Telecommunications Inc.

HOLDINGS 116,343 deferred share units

POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS

Chairman of the Board of Directors

Member of the Corporate Governance and Human Resources Committee

Member of the Special Committee for Strategic Purposes

MICHEL DUMAS, Ontario, Canada

Non independent

Mr. Dumas was named Executive Vice President, Finance and Chief Financial Officer of the Corporation in 1997. Mr. Dumas joined the Corporation in 1985 as Controller for the high-yield pulp mill in Temiscaming, Quebec. In 1991, he became Vice President, Finance and Chief Financial Officer of Spruce Falls Inc., an affiliate of the Corporation. Mr. Dumas has also acted as a Director of various subsidiaries of the Corporation. He obtained an honors bachelor’s of commerce degree from the University of Ottawa in 1980.

HOLDINGS 14,406 common shares 32,016 Warrants 16,719 stock options 180,000 PCRSUs	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS N/A

Management Information Circular	6	Tembec Inc.

JACQUES LEDUC, Québec, Canada

Independent

Mr. Leduc is a Director of TerreStar Corporation since April 2006. He is a co-founder and managing partner of Trio Capital Inc., a private equity and venture capital firm that he started in January 2006, which invests primarily in telecommunications and new media. He is also Chief Financial Officer and Treasurer of Terrestar Solutions Inc. and Terrestar Networks (Canada) Inc. since November 2009. He served as Chief Financial Officer of Microcell Telecommunications Inc., a nationwide wireless operator in Canada from February 2001 through November 2004, and as Vice President Finance and Director Corporate Planning from January 1995 to February 2001. Mr. Leduc has also served as a member of the board of directors of Rural Cellular Corporation, Inc., a wireless communications service provider, from May 2005 to August 2009. Mr. Leduc is a Chartered Accountant and holds a Master of Business Administration degree from HEC Montreal and a bachelor’s degree in Business Administration from the Université du Québec à Montreal and was admitted by the Canadian Institute of Chartered Accountants in 1986.

HOLDINGS —	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS N/A

JAMES LOPEZ, Ontario, Canada

DIRECTOR SINCE JANUARY 2006

Non independent

Mr. Lopez was appointed President and Chief Executive Officer in January 2006 and has been a Director of the Corporation since January 2006. Prior to being named President and Chief Executive Officer, Mr. Lopez served as Executive Vice President and President of the Corporation’s Forest Products Group from August 2003 to January 2006. From 1999 to August 2003, Mr. Lopez was Executive Vice President, Forest Resource Management Group of Tembec. Mr. Lopez also holds a seat on, and is chairman of, the board of directors of the Forest Products Association of Canada (FPAC) and is a co-chairman of the Bi-National Softwood Lumber Council between Canada and the United States. He is a member of the board of directors of FP Innovations and he sits on the President’s Board of Advisors for California University of Pennsylvania. Mr. Lopez graduated from California University of Pennsylvania with a bachelor’s degree in economics in 1981.

HOLDINGS 8,176 common shares 18,171 Warrants 17,519 stock options 270,000 PCRSUs	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Member of the Environment, Health and Safety Committee

Management Information Circular	7	Tembec Inc.

PIERRE LORTIE, Québec, Canada

Independent

Mr. Lortie is Senior Business Advisor at the law firm Fraser Milner Casgrain LLP. He is also a director of Consolidated Thompson Iron Mines Ltd., Canam Group Inc. and Altair Nanotechnologies, Inc. Mr. Lortie also served as President of the Transition Committee of the Agglomeration of Montreal from its inception in June 2004 to the end of its mandate in December 2005. Mr. Lortie served as President and Chief Operating Officer of Bombardier Transportation, Bombardier Capital, Bombardier International, and as President of Bombardier Aerospace, Regional Aircraft. He has also served as Chairman of Canada’s Royal Commission on Electoral Reform and Party Financing. He has been Chairman of the Board, President and Chief Executive Officer of Provigo Inc., President and Chief Executive Officer of the Montreal Stock Exchange and a Senior Partner of Secor Inc. Mr. Lortie received a Master of Business Administration degree with honors from the University of Chicago, a license in applied economics from the Université catholique de Louvain, Belgium, and a Bachelor’s degree in applied sciences (engineering physics) from Université Laval, Canada. He received his certification from the Canadian Institute of Corporate Directors (ICD.D). Mr. Lortie is a member of the Order of Canada.

HOLDINGS 15,000 common shares	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS N/A

FRANCIS M. SCRICCO, Massachusetts, United States of America

DIRECTOR SINCE FEBRUARY 2008

Independent

Mr. Scricco retired in November 2008 from Avaya Inc., a global provider of communications systems and software for enterprises where, since February 2007, he was the Senior Vice President, Manufacturing Logistics and Procurement. Prior to that, he was President of Avaya Global Services. Additionally, Mr. Scricco formerly was President and Chief Executive Officer of Arrow Electronics Inc. one of the world’s largest distributors of electronic components and computer products, as well as Inglis Ltd., Whirlpool Corporation’s Canadian subsidiary. Mr. Scricco has served on the board of directors of Magnatrax Corporation and Arrow Electronics, Inc. He is currently a director of Sirva, Inc., Sleep Innovations Inc. and Masonite Inc. Mr. Scricco began his career at The Boston Consulting Group and was also previously a General Manager at General Electric. In 1971, Mr. Scricco received a bachelor of science degree from Worcester Polytechnic Institute and, in 1973, a Master of Business Administration degree from Columbia University Business School.

HOLDINGS 100,000 common shares 41,551 deferred share units	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Chairman of the Corporate Governance and Human Resources Committee Member of the Special Committee for Strategic Purposes

Management Information Circular	8	Tembec Inc.

DAVID J. STEUART, Ontario, Canada

DIRECTOR SINCE FEBRUARY 2008

Independent

Mr. Steuart worked 37 years in the pulp and paper industry in senior executive positions, most recently from August 1998 to December 2006 with Bowater Incorporated as President, Pulp Division and as Senior Vice President. Mr. Steuart was Chairman of the Ontario Forest Industries Association in 1997 and 1998. From September 1993 to July 1998, Mr. Steuart was President of the Pulp Division at Avenor Inc. Mr. Steuart holds a Bachelor of Commerce degree from the University of Saskatchewan, which he received in 1970.

HOLDINGS 41,551 deferred share units	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Chairman of the Environment, Health and Safety Committee Member of the Audit Committee Member of the Special Committee for Strategic Purposes

LORIE WAISBERG, Ontario, Canada

DIRECTOR SINCE FEBRUARY 2008

Independent

Mr. Waisberg is a corporate director. Between August 2000 and October 2002, Mr. Waisberg served as Executive Vice President, Finance and Administration for Co-Steel Inc., a steel manufacturing company. From 1974 to August 2000, he was a partner at the Toronto office Goodmans LLP, a Canadian law firm. Mr. Waisberg is Chairman and a trustee of Chemtrade Logistics Income Fund and a director of Metalex Ventures Limited, Noront Resources Ltd. and Primary Energy Recycling Corporation, all publicly traded companies in Canada.

HOLDINGS 4,000 common shares 41,551 deferred share units	POSITION ON COMMITTEES OF THE BOARD OF DIRECTORS Member of the Audit Committee

(1)	DSUs payable at a price determinable based upon the market value of the Warrants as of the entitlement date.

The average age of the nominee Directors is 58.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

To the knowledge of the Corporation and based on the information furnished by the nominee Directors, except as disclosed below, no such nominee Director:

(a)	is, as at the date of this Circular, or has been within the 10 years before the date of this Circular, a director or executive officer of any corporation that:

(i)

while the nominee Director was acting in that capacity was subject to a cease trade or similar order or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(ii)

was subject to a cease trade or similar order or an order that denied the relevant corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued after the nominee Director ceased to be a director or executive officer and which resulted from an event that occurred while that person acted as director or executive officer; or

Management Information Circular	9	Tembec Inc.

(iii)

while the nominee Director was acting as director or executive officer or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)

has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his assets;

(c)	has been subject to:

(i)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement after December 30, 2000 with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for the proposed Director.

All of the nominee Directors, except for James V. Continenza, Francis M. Scricco, James N. Chapman, Lorie Waisberg, David J. Steuart, Michel Dumas, Jacques Leduc and Pierre Lortie were directors of Tembec Inc. (“Former Tembec”) and/or Tembec Industries Inc. for varying periods of time immediately prior to the completion of the recapitalization transaction that was completed on February 29, 2008, and approved at a meeting of the noteholders of Tembec Industries Inc. and at a special meeting of the shareholders of Former Tembec on February 22, 2008 (the “Recapitalization”). The Recapitalization was also approved and sanctioned by a final order of the Ontario Superior Court of Justice on February 27, 2008 (the “Final Order”). All of the transactions completed as part of the Recapitalization were consummated pursuant to a plan of arrangement (the “Plan of Arrangement”) under section 192 of the Canada Business Corporations Act (the “CBCA”), as sanctioned by the Final Order. On October 31, 2008, Tembec Industries Inc. obtained a final order by an American court recognizing the Plan of Arrangement as a foreign proceeding under Chapter 15 of the U.S. Bankruptcy Code thereby giving full effect to the Final Order in the U.S.A.

At the request of Tembec, Mr. James Lopez was a director of Marathon Pulp Inc. from January 26, 2006 to February 27, 2009. On March 17, 2009, Marathon Pulp Inc. was declared bankrupt after failing to file a proposal within 30 days of filing a notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada).

At the request of Tembec, Mr. Michel Dumas was a director of Gestion Papiers Gaspésia Inc. and its subsidiary, Papiers Gaspésia Inc., from March 2004 until October 2004. On January 30, 2004, Papiers Gaspésia Inc. and Papiers Gaspésia Limited Partnership filed for protection under the Companies’ Creditors Arrangement Act. On July 4, 2005, the plan of arrangement submitted by Papiers Gaspésia Inc. and Papiers Gaspésia Limited Partnership to their creditors was homologated by the Court and has been fully implemented.

Management Information Circular	10	Tembec Inc.

At the request of Tembec, Mr. Michel Dumas was a director of Marathon Pulp Inc. from February 2, 2000 to February 27, 2009. On March 17, 2009, Marathon Pulp Inc. was declared bankrupt after failing to file a proposal within 30 days of filing a notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada).

At the request of Tembec, Mr. Michel Dumas was a director of Jager Building Systems Inc. from August 23, 2001 to September 11, 2008. On September 15, 2008, Jager Building Systems Inc. filed a voluntary assignment in bankruptcy under the Bankruptcy and Insolvency Act (Canada). At the request of Tembec, Mr. Michel Dumas was a director of Temlam Inc. from July 31, 2001 to September 11, 2008. On September 15, 2008, Temlam Inc. filed a voluntary assignment in bankruptcy under the BIA.

Mr. James N. Chapman was a director of Anchor Glass Container Corporation from August 2002 to March 2006. Such corporation filed for bankruptcy on August 8, 2005 due to high natural gas prices and excess leverage. The equity has since been transferred to bondholders and an investment banking group is now the controlling shareholder.

Mr. James N. Chapman was a director of Chrysler LLC from September 2007 to April 2009. Chrysler LLC filed for protection from its creditors under Chapter 11 of the United States Bankruptcy Code on April 30, 2009.

Mr. James N. Chapman is a director of American Media Inc. since March 12, 2009. On November 17, 2010, American Media Inc. filed for voluntary petitions for relief under Chapter 11 of the United States Bankruptcy code.

Mr. Jacques Leduc was an executive officer of Microcell Telecommunications Inc. from February 2001 to November 2004. Such corporation filed for and received protection under the Companies’ Creditors Arrangement Act (Canada) (CCAA) on January 3, 2003.

Mr. Jacques Leduc is a director of Terrestar Corporation since April 2006 and is Chief Financial Officer and Treasurer of Terrestar Solutions Inc. and Terrestar Networks (Canada) Inc. since November 2009. Terrestar Corporation, Terrestar Networks (Canada) Inc. and Terrestar Networks Holdings (Canada) Inc. filed for and received protection under Chapter 11 of the United States Bankruptcy Code on October 19, 2010.

Mr. Lorie Waisberg was a director of McWatters Mining Inc. (“MWA”) from September 1997 to August 2004. MWA initiated insolvency proceedings in 2001 and in 2004. Canadian securities regulators issued cease trade orders by reason of MWA’s failure to file required financial statements. The cease trade orders are no longer in effect and MWA has emerged from bankruptcy.

Mr. Lorie Waisberg was a director of FMF Capital Group Ltd. (“FMF”) from March 2005 to May 18, 2007. On May 18, 2007, a subsidiary of FMF, of which Mr. Waisberg was not a director, conveyed its assets to a trustee to facilitate the orderly wind-up of its business.

Attendance Record of Directors to Board and Committee Meetings

The Board has established the following three standing committees, each with its own written charter: the Corporate Governance and Human Resources Committee, the Audit Committee and the Environment, Health and Safety Committee. During Fiscal 2009, the Board created an ad hoc committee called the Special Committee for Strategic Purposes. The Committee’s mandate involves considering and advising the Board on matters of strategic importance to the Corporation.

Management Information Circular	11	Tembec Inc.

The following table summarizes, for each of the current Directors, the number of meetings of the board of directors of the Corporation (the “Board”) and its committees they have attended during Fiscal 2010.

Directors	Board of Directors	Audit Committee	Corporate Governance and Human Resources Committee	Environment, Health and Safety Committee	Special Committee for Strategic Purposes
Norman M. Betts	8 of 8	4 of 4	n/a	n/a	n/a
James E. Brumm	8 of 8	n/a	10 of 10	n/a	n/a
James N. Chapman	8 of 8	n/a	10 of 10	n/a	10 of 10
James V. Continenza	8 of 8	n/a	10 of 10	n/a	8 of 10
James Lopez	8 of 8	n/a	n/a	4 of 4	n/a
Luc Rossignol	8 of 8	n/a	n/a	4 of 4	n/a
Francis M. Scricco	8 of 8	n/a	10 of 10	n/a	n/a
David J. Steuart	8 of 8	4 of 4	n/a	4 of 4	10 of 10
Lorie Waisberg	8 of 8	4 of 4	n/a	n/a	n/a
Overall Attendance Record	100%	100%	100%	100%	93.33%

The table below summarizes the number of Board and committee meetings held during Fiscal 2010:

Meeting Type	Totals
Board of Directors	8	(1)
Audit Committee	4
Corporate Governance and Human Resources Committee	10
Environment, Health and Safety Committee	4
Special Committee for Strategic Purposes	10

Total number of meetings held	36

(1)

Over the course of Fiscal 2010, two special meetings of the Board of Directors were held to discuss strategic issues, namely the sale of certain assets of a subsidiary of the Corporation in France and Tembec Industries Inc.’s issue of Senior Secured Notes due 2018.

Appointment and Remuneration of Auditors

KPMG LLP, chartered accountants, are currently the auditors of the Corporation. The Board on the recommendation of its Audit Committee, proposes that KPMG LLP be re-appointed as auditors of the Corporation.

It is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby for the appointment of KPMG LLP as auditors of the Corporation, at a remuneration to be fixed by the Board. Except where the authority to vote in favour of the appointment of the auditors is withheld, the persons whose names are printed on the form of proxy or voting instructions card intend to vote FOR the appointment of KPMG LLP as auditors of the Corporation and authorizing the Board of Directors to determine their remuneration.

Management Information Circular	12	Tembec Inc.

The following table shows fees paid to KPMG LLP in Canadian dollars in the past two fiscal years for various services provided to Tembec:

	Year Ended September 26, 2009	Year Ended September 25, 2010
Audit Fees	$1,090,000	$1,275,000
Audit-Related Fees	$95,000	$175,000
Tax Fees	$520,000	$119,000
Other Fees	—	—

Total	$1,705,000	$1,569,000

Audit Fees

These fees include professional services rendered by the external auditors for statutory audits of the annual financial statements and for other audits.

Audit-Related Fees

These fees include professional services that reasonably relate to the performance of the audit or review of Tembec’s financial statements. These services include accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded procedures related to accounting records required to respond to or comply with financial, accounting or regulatory reporting matters.

Tax Fees

These fees include professional services for tax compliance, tax advice and tax planning. These services include review of tax returns, assistance with tax audits, capital structure, corporate transactions and other special purpose mandates approved by the Audit Committee.

Other Fees

The fees include the total fees paid to the auditors for all services other than those presented in the categories of audit fees, audit related fees and tax fees, including the consultation services for the due diligence audit of business acquisitions, consultation to expatriates fees and certain filings.

SECTION 3 – STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The disclosure under this section communicates the compensation provided to the President and Chief Executive Officer (“CEO”), Mr. James Lopez, the Executive Vice-President Finance and Chief Financial Officer (“CFO”), Mr. Michel Dumas and the three most highly compensated senior management executives of the Corporation for the most recently completed financial year ended September 25, 2010; namely Mr. John Valley, Executive Vice-President Business Development and

Management Information Circular	13	Tembec Inc.

Corporate Affairs, Mr. Yvon Pelletier, Executive Vice-President and President Pulp Group and Mr. Dennis Rounsville, Executive Vice-President and President, Forest Products Group (all of whom are collectively referred to as the “Named Executive Officers” or “NEOs” of the Corporation; or individually as a “NEO” in this Circular.

In the context of the Recapitalization completed on February 29, 2008, the Corporate Governance and Human Resources Committee (in this Statement of Executive Compensation section referred to as the “Committee”) proceeded to a complete review of the Corporation’s compensation philosophy. At the time, the Committee’s objectives were to gain an understanding of the existing total compensation of each Executive Officer and to articulate a new total compensation strategy. Accordingly, during Fiscal 2008 and 2009, the Committee undertook to realign executive compensation in consideration of the goals of the Corporation and the challenges facing the forest products industry. This resulted in a number of significant decisions affecting compensation, and the establishment of the compensation philosophy fully described below. Salaries for executives were frozen in 2010. All remaining Named Executives Officers in the Defined Benefit Supplementary Pension Plan (Mr. Lopez, Mr. Dumas and Mr. Pelletier) were transferred to the Supplementary Defined Contribution Plan for future service, effective January 1, 2010, and all remaining management employees on Defined Benefit Pension Plans were transferred to the Tembec Supplementary Defined Contribution Plan for future service, effective July 1, 2010. The changes were made to better align executive compensation with Tembec’s performance and allow the Corporation to effectively compete in the forest products industry.

The following has been prepared to ensure the transparency of the Corporation’s executive compensation strategy. It provides explanations regarding the Corporation’s compensation philosophy and the objectives and implementation of the Corporation’s executive compensation programs.

Introduction

The Committee is mandated by the Board to supervise and approve or recommend to the Board, depending on the level of seniority of the executive involved the human resources practices and policies of the Corporation that support its strategy and objectives. The Corporation’s strategy and objectives are rooted in the following principles and guidelines that provide a reference point in accomplishing the Corporation’s mission:

•	Create a safe and competitive working environment in which every employee can contribute;

•	Manage the Corporation efficiently and effectively to achieve consistently superior financial performance in the forest industry;

•	Remain a global leader in resource stewardship;

•	Attain and maintain an operational regime focused on energy efficiency, minimum reliance on all forms of purchased energy and feasible reduction of greenhouse gas emissions;

•	Be a world-class manufacturing entity that consistently supplies high-quality products through its commitment to innovation and continuous improvement;

•	Consider customers as long-term partners, anticipating and meeting their needs, including environmentally-friendly solutions, and provide them with superior service; and

•	Establish partnerships with suppliers that consistently meet the Corporation’s quality, service and price requirements.

Management Information Circular	14	Tembec Inc.

Compensation Philosophy

The executive compensation philosophy of the Corporation is designed to ensure both external and internal equity. External equity is ensured by linking the compensation policy to market compensation practices, as typically expressed in terms of market positioning. Internal equity is ensured by the consistent application of the policy to all covered executive positions, thereby ensuring that all incumbents are treated in a fair and equitable manner for performance at all levels. Such compensation philosophy is based on the following principles and guidelines and, as a consequence, the Corporation’s total compensation for its Executive Officers is sensitive to the achievement of operational objectives that contribute to increasing shareholder value:

•	Support the maximization of shareholder value by emphasizing incentive compensation over fixed compensation;

•	Favor dependable and sustainable performance by ensuring that the CEO’s compensation is primarily comprised of long-term incentives;

•	Maintain a significant percentage of at-risk compensation for each senior Executive Officer,

•	Identify a proper reference market and establish the desirable position for Tembec within such reference market both by compensation component and for total compensation;

•

Assess on a regular basis the aggregate compensation of each Executive Officer and the incentives to which they are subject in light of the Corporation’s compensation philosophy and make the appropriate adjustment(s) if and when necessary; and

Central to such compensation philosophy is the effective design and implementation of a long-term incentive program with the objectives to:

•	Offer a significant incentive opportunity to the Executive Officers to create shareholder value over cycles ranging from 3 to 5 years;

•	Promote retention of key contributors;

•	Offer superior rewards for superior results; and

•	Maintain tax and cost effectiveness.

The Committee has the authority to retain any independent consultant of its choice to advise its members on total executive compensation policy matters and to determine the fees and the terms and conditions of the engagement of such consultants.

During Fiscal 2008, the Committee asked Towers Perrin (now Towers Watson & Co.) (“Towers”) to conduct a comprehensive review of the total compensation of each Executive Officer of the Corporation, and assist the Committee in formulating the executive compensation philosophy described above. Towers was also given the mandate to design a new long-term incentive program and further provided their assessment with respect to the trends and practices on executive compensation to the Committee. Towers reported directly to the Committee for these matters.

The Committee did not require the services of Towers or any other firm for consulting services related to executive compensation during Fiscal 2010. However, Towers provided the Corporation with pension-related consulting services during Fiscal 2010 and data to determine appropriate fees for Directors who are members of the Special Committee for Strategic Purposes.

Management Information Circular	15	Tembec Inc.

The Committee is satisfied that it has appropriately fulfilled its mandate during Fiscal 2010.

Reference Market

The comparator group used for the NEOs of the Corporation is provided in the table below:

Industry	Corporation
Paper and Forest Products	AbitibiBowater Inc.
Canfor Corporation
Cascades Inc.
Catalyst Paper Corporation
Domtar Corporation
Fraser Papers Inc.
International Forest Products Corporation
Norbord Inc.
West Fraser Timber Co. Ltd

Industrial Manufacturing	Algoma Steel Inc. (now Essar Algoma Steel Inc.)
Dofasco Inc. (now Arcelormittal Dofasco Inc.)
Gerdau Ameristeel Corporation
ShawCor Ltd.

The 13 Canadian companies have been selected on the basis of meeting most or all of the following characteristics that are common to the Corporation:

•	Listed companies;

•	Comparable in size;

•	Companies in the pulp, paper, forest products, basic materials, and/or other capital intensive industry; and

•	Companies that have either lost executives to or attracted executives from the pulp, paper and forest products industry.

The Corporation reviews the composition of the comparator group approximately every three years. The latest review occurred in Fiscal 2008.

Management Information Circular	16	Tembec Inc.

Target Market Position

Each component of the compensation package (base salary, short-term incentives, long-term incentives, pension, benefits and perquisites) are separately considered in the benchmarking. The Committee approves the formula and target amount for each component of compensation separately based on the Corporation’s financial goals. Each component by itself could be slightly below or above the median. However, the total target value of the compensation package comprised of all the components is positioned at the median of the benchmark results. The following table shows the components of total compensation:

Component	Type	Form	Performance Period	Payouts Based On	Market Positioning
Base Salary	Fixed	Cash	One year	Adjustments based on individual performance and market trends	Target = 95% of median

Short-Term Incentives	Variable	Cash	One year	Operational performance	Target = median

Long-Term Incentives	Variable	Performance-Conditioned Restricted Share Units	Three years	Mix of operational and stock market performance	Target = amount required to position target total compensation at median assuming that salary is at 95% of median

Pension	Fixed	Employer-provided value	One year (linked to applicable pensionable earnings)	Accrued entitlement	Competitive in local market

Benefits	Fixed	Indirect compensation	One year (linked to salary)	Coverage based on a mix of fixed and salary-based components	Target = market median

Perquisites	Fixed	Indirect compensation	Not performance-driven	Actual usage cost with a maximum	Below market, minimal

Total Compensation				Emphasis on at-risk performance-driven pay	Target = median

Pay Mix

The following table sets forth the percentage of each component of the total compensation package for the NEOs in accordance with the above stated compensation policy and the effect of the assumed achievement of target performance on the compensation programs for the financial year ended September 25, 2010.

The target weightings of each component intend to put more emphasis on the at-risk compensation of each senior executive to ensure his alignment with shareholders’ interest. The relative weighting of each component of direct compensation is aligned with each senior executive’s ability to influence the short and long-term performance of the Corporation.

Management Information Circular	17	Tembec Inc.

Name	Base Salary (%)	Short-term Incentive (%)	Long-term Incentive (%)	Pension and Benefits (%)	Perquisite (%)	Total Target Compensation (%)	Total at-risk Compensation (%)
James Lopez	30	18	46	6	0	100	64
Michel Dumas	37	15	40	7	1	100	55
John Valley	37	15	40	7	1	100	55
Yvon Pelletier	37	15	40	7	1	100	55
Dennis Rounsville	37	15	40	7	1	100	55

Pay Leverage

The Corporation’s emphasis on variable at-risk pay results in a highly leveraged total compensation opportunity for its executives. Total compensation will be below the market median when performance objectives are not met and, conversely, will exceed the median when achieved performance is above objectives.

Executive Compensation Components

This section provides additional details regarding each executive compensation component and their underlying rationale.

Base Salary

For its executive positions, since the Corporation has decided to put more emphasis on variable compensation, it uses a salary structure based on scales with a midpoint set at 95% of the comparator group median for equivalent positions. The midpoint defines the target salary level for the position. Base salaries within each scale range from 80% to 120% of the midpoint. The actual base salary paid to an executive officer takes into consideration his responsibilities, current and sustained performance in the position, skills and potential to ensure that the base salary reflects his actual contribution.

The following table summarizes the actual salaries of NEOs as compared to the revised target salary midpoints:

Name	Current Salary	Market Median	Midpoint(1)	Actual vs. Midpoint (%)
James Lopez	$880,000	$804,000	$760,000	116
Michel Dumas	$400,000	$398,000	$380,000	105
John Valley	$360,200	$334,000	$310,000	116
Yvon Pelletier	$330,000	$404,000	$380,000	87
Dennis Rounsville	$320,000	$392,000	$380,000	84

(1)	Some salary midpoints were rounded and amalgamated together in a single band for internal consistency despite slight differences in position market values.

James Lopez’s salary in Fiscal 2010 was $880,000, unchanged from the prior Fiscal year. The salary midpoint for Mr. Lopez is $760,000. As a result, Mr. Lopez’s salary as a percentage of the target salary midpoint is 116%.

Michel Dumas’ salary in Fiscal was $400,000, unchanged from the prior Fiscal year. The target salary midpoint for Mr. Dumas is $380,000. As a result, Mr. Dumas’ salary as a percentage of the target salary midpoint is 105%.

Management Information Circular	18	Tembec Inc.

John Valley’s salary in Fiscal 2010 was $360,200, unchanged from the prior Fiscal year. The target salary midpoint for Mr. Valley is $310,000. As a result, Mr. Valley’s salary as a percentage of the target salary midpoint is 116%.

Yvon Pelletier’s salary in Fiscal 2010 was $330,000, unchanged from the prior Fiscal year. The target salary midpoint for Mr. Pelletier is $380,000. As a result, Mr. Pelletier’s salary as a percentage of the target salary midpoint is 87%.

Dennis Rounsville’s salary in Fiscal 2010 was $320,000, unchanged from the prior Fiscal year. The target salary midpoint for Mr. Rounsville is $380,000. As a result, Mr. Rounsville’s salary as a percentage of the target salary midpoint is 84%.

The CEO’s salary is determined at the sole discretion of the Board. Salaries of other NEOs are also determined by the Board following a recommendation by the CEO to the Committee.

Short-Term Incentives

The purpose of the Corporation’s short-term incentive plan (“STIP”) is to support the achievement of short-term objectives that contribute to the execution of the Corporation’s strategy in order to maximize shareholder return. This is accomplished by aligning executives’ pay with the achievement of predetermined performance objectives measured with key and objective financial performance indicators. The STIP does not include any discretionary component or objectives unrelated to corporate performance. The Committee approved the financial performance indicators and objectives of the STIP for the financial year ended September 25, 2010 at the beginning of such fiscal year. The financial performance indicators and objectives are based on the Corporation’s operating plans for the year as approved by the Board. Members of the Board participate in the Corporation’s annual budget and strategic planning meeting where an annual operating budget is approved and which partially forms the basis from which the Committee formulates corporate performance indicators and related performance objectives to be used under the STIP. The plan design specifies the target and maximum annual incentive award as a percentage of base salary. These percentages vary based on the level of the position held. If the performance objectives are not met, the payout could potentially be nil. If the targets are exceeded, the payout potential can reach twice the target amount.

The STIP payout opportunities for NEOs are as follows (as percentages of actual base salary):

Name	Minimum (%)	Target (%)	Maximum (%)
James Lopez	0	60	120
Michel Dumas	0	40	80
John Valley	0	40	80
Yvon Pelletier	0	40	80
Dennis Rounsville	0	40	80

The following table summarizes the Fiscal 2010 performance indicators applicable to Messrs. Lopez, Dumas and Valley:

	Performance Indicator	Weight (%)	Threshold	Target	Maximum	Actual	Award (%)
Corporate	Corporate EBITDA	50	$65 million	$75 million	$229 million	$132 million	137.01
	Cash Flow from Operations	50	$28 million	$38 million	$145 million	$86 million	136.92

	Total Corporate	100					136.97

Management Information Circular	19	Tembec Inc.

Mr. Lopez received a STIP award of $723,202 for Fiscal 2010, which represented 136.97% of a target STIP Award of $528,000. In the prior Fiscal year, Mr. Lopez did not receive any STIP award as compared to the same STIP Target of $528,000.

Mr. Dumas received a STIP award of $219,152 for Fiscal 2010, which represented 136.97% of a target STIP award of $160,000. In addition, a discretionary award of $30,848 was granted to Mr. Dumas. In the prior Fiscal year, Mr. Dumas did not receive any STIP award as compared to the same STIP target of $160,000.

Mr. Valley received a STIP award of $197,346 for Fiscal 2010 which represented 136.97% of a target STIP award of $144,080. In the prior Fiscal year, Mr. Valley did not receive any STIP award as compared to the same STIP target of $144,080.

The following table summarizes the Fiscal 2010 performance indicators applicable to Mr. Pelletier. In addition to the previously noted corporate indicators, Mr. Pelletier had several performance indicators related to the results of the Pulp Group.

	Performance Indicator	Weight (%)	Threshold	Target	Maximum	Actual	Award (%)
Corporate	Corporate EBITDA	25	$65 million	$75 million	$229 million	$132 million	34.25
	Cash Flow from Operations	25	$28 million	$38 million	$145 million	$86 million	34.23

	Total Corporate	50					68.48

Pulp Group	Pulp Group EBITDA	12.5	$104.3 million	$110.3 million	$202.2 million	$157.5 million	18.93
	Pulp Group Working Capital	12.5	147.2 million	$132.9 million	$117.5 million	$122 million	21.61

	Pulp Group Cost/Unit	12.5	Quantitative information is not provided as it contains sensitive information that is not in Tembec’s best interest to disclose.				18.82
	Pulp Group Competitive EBITDA Margin Benchmarking (Rank)	12.5	8th	6th	4th	7th	6.25
	Total – Pulp Group	50					65.61

		100					134.09

Mr. Pelletier received a STIP award of $176,992 which represented 134.09% of a target STIP award of $132,000. In addition, a discretionary award of $23,008 was granted to Mr. Pelletier. In the prior Fiscal year, Mr. Pelletier had received a STIP award of $37,310, which represented 28.26% of a target STIP award of $ 132,000.

The following table summarizes the Fiscal 2010 performance indicators applicable to Dennis Rounsville. In addition to the corporate indicators described above, Mr. Rounsville had several performance indicators related to the results of the Forest Products Group.

	Performance Indicator	Weight (%)	Threshold	Target	Maximum	Actual	Award (%)
Corporate	Corporate EBITDA	25	$65 million	$75 million	$229 million	$132million	34.25
	Cash Flow from Operations	25	$28 million	$38 million	$145 million	$86 million	34.23

	Total Corporate	50					68.48

Management Information Circular	20	Tembec Inc.

	Performance Indicator	Weight (%)	Threshold		Target	Maximum	Actual		Award (%)
Forest Product Group	Forest Product Group EBITDA	12.5	- $	23 million	$0 million	$12 million	- $	10 million	9.56
	Forest Product Group Working Capital	12.5		Various group/divisions objectives related to inventory receivables and payables					18.00
	Forest Product Group Cost/Unit	12.5		Quantitative information is not provided as it contains sensitive information that is not in Tembec’s best interest to disclose.					23.20
	Forest Product Group Competitive EBITDA Margin Benchmarking (Rank)	12.5		70th percentile	40th percentile	10th percentile		70th percentile	0.00
	Total – Forest Product Group	50							50.75

		100							119.24

Mr. Rounsville received a STIP award of $152,621, which represented 119.24% of a target STIP award of $128,000. In the prior Fiscal year, Mr. Rounsville had received a STIP award of $32,960, which represented 25.75% of a target STIP award of $128,000.

In the tables above, all performance indicators are GAAP financial measures, except for the following:

Non-GAAP Financial Measure	Formula
EBITDA	Sales less cost of sales and selling, general and administrative expenses meaning it represents operating earnings before depreciation, amortization and other specific or non-recurring items.

Cash Flow from Operations	EBITDA less capital expenditures adjusted for changes to working capital and the borrowing base available pursuant to the various operating lines of credits.

Working Capital	At a given date, the sum of accounts receivable, inventory and prepaid expenses less accounts payables and accruals.

Cost/Unit	For a given period, the sum of variable and fixed input costs (fibre, energy, chemicals, labour, etc.) divided by the saleable production for the same period.

Competitive Pulp Group EBITDA Benchmarking	Relative ranking of the Pulp Group’s EBITDA for a given period compared to the EBITDA of other pulp groups for corresponding period.

Competitive Forest Products Group EBITDA Benchmarking	Relative ranking of the Forest Products Group’s EBITDA for a given period compared to the EBITDA of other North American forest products groups for the corresponding period.

Management Information Circular	21	Tembec Inc.

Long-Term Incentives

The objective of the Corporation’s long-term incentive program is to link executive pay with the long-term corporate operational and financial market performance, to retain key executives, and to contribute to providing them with a competitive total compensation opportunity.

The Corporation is currently granting long-term incentive awards under the Performance-Conditioned Restricted Share Unit Plan (the “PCRSU Plan”). However, NEOs have received long-term incentive awards that are still outstanding under “legacy” plans. Due to the relatively low potential value of these “legacy” plans, the Committee did not consider them when granting awards under the PCRSU Plan.

Former Long-Term Incentive Plan

The former Long-Term Incentive Plan (“Former LTIP”) was designed to:

(i)

align the interests of key employees with those of shareholders by participation in a stock purchase program and through the granting of options in order to ensure that key employees own at least 50% of their base salary in shares on an ongoing basis;

(ii)	reward key employees if the Corporation’s relative performance is superior to its competitors; and

(iii)	retain key employees.

Under the stock purchase section of the Former LTIP, participants in the Former LTIP were granted an annual entitlement to purchase shares, without any financial assistance from the Corporation, determined by multiplying the individual’s base salary by a factor applicable to the position. The factor ranged from 0.50 for the CEO, down to 0.10 depending on the level of the position. The factor for the other NEOs was set at 0.25. On the date of the grant of the entitlement, a key employee was awarded options to purchase that number of shares which is equal to the entitlement divided by the weighted average closing price of the Former Tembec’s common shares during the five trading days preceding the date of grant, multiplied by two. An option granted under the Former LTIP expires no later than ten years after the date on which the option was granted. An option becomes vested and may be exercised after 24 months following the date of grant for up to 40% of the number of shares to which the participant is entitled, after 36 months following the date of grant, up to another 20% of the number of shares to which the participant is entitled, after 48 months following the date of grant, up to another 20% of the number of shares to which the participant is entitled and, after 60 months following the date of grant, up to the last 20% of the number of shares to which the participant is entitled. If an option holder retires at the normal retirement age, the holder’s options vest immediately and may be exercised within five years. If an option holder retires earlier than normal retirement age, all of the holder’s vested options may be exercised within five years and all of the holder’s unvested options, at the discretion of the Committee, vest immediately and may be exercised within five years. In case of a change of control of the Corporation leading to termination of an option holder’s employment, such holder’s options will vest immediately and may be exercised within five years.

Options are exercisable at a price per share equal to the weighted average closing price of the Corporation’s common shares on the TSX during the five trading days preceding the date of the option grant. As result of the Recapitalization that was completed on February 29, 2008, the exercise price of the then issued and outstanding options were increased 17.1 times and the number of options was reduced by the same factor. As a result, it is likely that most of these options will expire “out of the money” and not provide any compensation to their holders.

Management Information Circular	22	Tembec Inc.

Any options granted under the Former LTIP will terminate: (i) on the date of expiration specified in the notice of grant, such date being no later than ten years after the date the option is granted; (ii) immediately upon the termination of the optionee’s employment when the employment is terminated for cause; (iii) 90 days after the date of the termination of the optionee’s employment due to his or her resignation; and (iv) 180 days after the date of the optionee’s death, during which period the options may be exercised only by the optionee’s legal personal representatives and only to the extent the optionee would have been entitled to exercise the options at the time of his or her death.

Certain employees who committed to purchase shares under an annual entitlement received a participating award and a participating monetary award and remain eligible to receive a long-term monetary award based on the Corporation’s performance compared with a sample of the return on capital invested of companies in the Canadian forest products industry at the end of a measurement period and based on the amount such participant has paid for shares committed in the subscription. Based on the Corporation’s financial performance, it is also unlikely that any compensation will be earned pursuant to this component of the Former LTIP.

The rights of a participant pursuant to the provisions of the Former LTIP are non-assignable. The Board may, subject to approval of the TSX, amend or terminate the Former LTIP at any time but, in such event, the rights of employees will be preserved and maintained. The terms of the Former LTIP do not require that shareholder approval be obtained in order for the Former LTIP to be amended.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets out certain details with respect to the compensation plans under which equity securities of the Corporation are authorized for issuance as at the end of the Corporation’s most recently completed financial year:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	161,123	$89.01	301,342
Equity compensation plans not approved by securityholders	N/A	N/A	N/A

Total	161,123	$89.01	301,342

(1)	As of September 25, 2010

As of November 30, 2010, the total number of common shares of the Corporation reserved for issuance under the Former LTIP was 301,342 or approximately 0.3% of the issued and outstanding common shares of the Corporation. 160,652 options to purchase 160,652 common shares representing 0.2% of the issued and outstanding common shares of the Corporation were outstanding under all former stock option plans as of November 30, 2010.

Management Information Circular	23	Tembec Inc.

Former Performance Share Unit Plan

On January 26, 2006, the Board of Directors of Former Tembec adopted a Performance Share Unit Plan (the “Former PSU Plan”) to replace the Former LTIP with a view to retaining key employees, encouraging the achievement of the Corporation’s objectives by key employees and promoting a greater alignment of interests between such employees and the shareholders of the Corporation. 25% of the awarded performance share units (“PSUs”) vest following three years after the effective date of the award provided that the participant is still an employee of the Corporation. Vesting of the remaining 75% is subject to satisfaction of performance criteria in addition to time vesting.

In the event of death, disability or retirement between the effective date of an award of PSUs and the end of the performance period, the participant or, as the case may be, the participant’s beneficiaries, shall be entitled to the vested PSUs following the completion of the performance period that will terminate in the calendar year of death, disability or retirement, had the participant been in active employment as of the end of the performance period. PSUs related to a performance period ending after the end of the calendar year of death, disability or retirement shall be forfeited.

Vested PSUs are settled in the form of a cash payment only. This payment is equal to the product of the number of vested PSUs and the average closing market price of the Corporation’s shares and, if applicable, warrants over the last 5 trading days prior to the date of valuation. As of 2009, the Former PSU Plan does not require participants to use a portion of the amounts received in settlement of PSUs to purchase common shares of the Corporation.

The Former PSU Plan has effectively been replaced by the PCRSU Plan described below.

Performance-Conditioned Restricted Share Unit Plan

On August 1, 2008, the Board decided to replace the Former PSU Plan with the PCRSU Plan. Executive Officers, including NEOs, and other key employees (“Participants”) are eligible to participate in the PCRSU Plan. Under the PCRSU Plan, Participants are granted a specified number of performance-conditioned restricted share units (“PCRSUs”) that vest over a three-year period if certain corporate performance objectives established by the Committee are met. The purpose of the PCRSU Plan is to enhance the Corporation’s ability to attract and retain executives and key employees of the Corporation and its subsidiaries and to promote a greater alignment of interests between such individuals and the shareholders of the Corporation and to provide a performance incentive for the attainment of pre-established performance objectives.

The target annual long-term incentive opportunities for NEOs are as follows (as a percentage of actual base salary):

Name	Target (%)
James Lopez	150
Michel Dumas	110
John Valley	110
Yvon Pelletier	110
Dennis Rounsville	110

Management Information Circular	24	Tembec Inc.

Under normal circumstances, the size of a PCRSU grant is determined by multiplying the actual base salary of a NEO by the corresponding target percentage as set forth in the above table and dividing the result by a target share price, which for the purposes of the Fiscal 2010 PCRSU grant was established at $10 per share. However, early in Fiscal 2009, the Committee decided to accelerate the implementation of the PCRSU Plan by also reserving PCRSUs in Fiscal 2009, a part of which was awarded in Fiscal 2010 with the balance to be awarded in Fiscal 2011. This decision was based on several factors:

1.

The Committee recognized that former “legacy” long-term incentive plans had been effectively negated by the Recapitalization that was completed on February 29, 2008 and, absent the accelerated grant of PCRSUs, there was no significant alignment between long-term incentive compensation and the creation of shareholder value;

2.

The total number of PCRSUs granted to all eligible participants should represent an equitable sharing between the shareholders and management of the future total wealth and financial returns of the Corporation. Based on the foregoing, the Committee reserved 2,885,000 PCRSUs representing less than 3% of the total of 100,000,000 issued and outstanding common shares of the Corporation;

3.

The award of PCRSUs in Fiscal 2009, which covered a three-year period, facilitated the establishment of both short-term and medium-term objectives while also providing a sense of urgency in improving the Corporation’s financial performance;

It should be noted that the final allocation of PCRSUs to participants, including the NEOs, as set forth in the table below, was based on an evaluation by the Committee of the anticipated individual contribution to the attainment of the performance objectives associated with the PCRSU Plan.

Name	Grant Date	Performance Period	Number of PCRSUs Granted	Future Payout Based on Target Future Price of $10.00
James Lopez	February 25 2010	F 2010	90,000	$900,000
Michel Dumas	February 25,2010	F 2010	60,000	$600,000
John Valley	February 25,2010	F 2010	22,000	$220,000
Yvon Pelletier	February 25,2010	F 2010	45,000	$450,000
Dennis Rounsville	February 25,2010	F 2010	42,000	$420,000

No further PCRSUs should be reserved before Fiscal 2012, except in the event of promotion or recruitment.

A portion (Tranche 1) of each award vests based on performance over three successive one-year periods with respect to performance measures established at the start of each one-year period. Another portion (Tranche 2) of each award vests based on performance over a cumulative three-year period with respect to performance measures established at the start of such three-year period. Following the completion of a performance period, the Committee assesses the performance in light of the measures identified for such performance period and determines the percentage of performance achieved, which percentage will be within the range of between 0% and 200%, and will be the percentage of PCRSUs which will vest in relation to such performance period. In no event may the percentage of PCRSUs which vest at the end of the three years exceed 200%.

Management Information Circular	25	Tembec Inc.

The following table sets forth the performance measures established by the Committee in Fiscal 2009 and Fiscal 2010, as well as the vesting percentage attained, in connection with the PCRSU grant made in Fiscal 2009:

Tranche	Performance measure	Fiscal Year	Weight (%)	Threshold 0%	Target 100%	Exceptional 200%	Results Performance Measure	Vesting (%)
1	EBITDA	2009	10	$50 million	$125 million	$245 million	$(108) million	0
	Cash/ Liquidity	2009	10	$274 million	$317 million	$437 million	$170 million	0
	EBITDA	2010	10	$65 million	$75 million	$229 million	$132 million	137.01
	Cash Flow from Operations	2010	10	$28 million	$38 million	$145 million	$86 million	136.92
	TBD	2011	20	TBD				TBD
2	Enterprise Value (3-year cumulative period)	2009 2010 2011	40	Quantitative information is not provided as it contains sensitive information that is not in Tembec’s best interest to disclose

For the purposes of the above table, the following non-GAAP financial performance measures were used:

1.	EBITDA: Sales less cost of sales and selling, general and administrative expenses, meaning it represents operating earnings before depreciation, amortization and other specific or non-recurring items.

2.	Cash/Liquidity: As at a given date, the sum of cash and cash equivalents plus available unused operating lines of credit.

3.	Cash Flow from Operations: EBITDA less capital expenditures adjusted for changes in working capital and borrowing base.

In the event of a participant’s retirement, death or disability, all vested PCRSUs and a pro rata portion of PCRSUs relating to any performance period ending in the fiscal year during which the cessation of employment due to retirement, death or disability occurs shall be paid in accordance with the terms of the PCRSU Plan. PCRSUs related to any performance period ending after the end of the fiscal year in which the date of death, disability or retirement occurs shall be cancelled. In the event of an involuntary termination other than for cause, all vested PCRSUs shall be paid and any unvested PCRSUs shall be cancelled. In addition, in the event of involuntary termination, including involuntary retirement, within 12 months following a change of control of the Corporation, all vested PCRSUs and a pro rata portion of Units relating to any performance period ending in the fiscal year during which such cessation of employment occurs shall be paid in accordance with the terms of the PCRSU Plan. PCRSUs related to a performance period ending after the end of the fiscal year in which such involuntary termination occurs shall be cancelled.

Participants shall receive a cash payment (less any applicable withholdings) in satisfaction of vested PCRSUs equal to the product of the number of vested PCRSUs multiplied by the average market value of the Corporation’s common shares over the 5 trading days preceding the settlement date, which the Committee has established as November 30, 2011. Payments shall be made no later than thirty (30) days following the settlement date (or date of involuntary termination, death or disability, if applicable).

Management Information Circular	26	Tembec Inc.

The PCRSU Plan provides that 25% of the amount of any cash otherwise payable to a Participant after deduction of applicable withholdings shall be paid to a broker or custodian for the purchase on behalf of the Participant of common shares of the Corporation on the open market. Such shares shall not be transferable by the Participant, and shall be registered in the name of the Corporation or a custodian and held in trust for the benefit of the Participant, for one (1) year following the date of purchase.

Pension, Benefits and Perquisites

The Corporation provides a competitive package of indirect compensation designed to ensure a competitive and adequate level of coverage for all employees, including our senior executives. The role of pension, benefits and perquisites is to complement the government-provided programs coverage and to promote employee wellness while they serve the Corporation.

The Corporation provides retirement benefits to the NEOs through a combination of basic and supplementary plans as described hereafter. The following paragraphs present all plans in which NEOs have accrued service since becoming an employee of the Corporation.

Basic Retirement Plan – Defined Benefits for Messrs. Lopez, Dumas and Pelletier

For services prior to January 1, 2000, the basic plan provides for a pension of 1.0% multiplied by $ 100,000 (indexed annually based on the increase in the maximum pension tax limit), multiplied by the years of credited service up to December 31, 1999. At termination of employment, the accrued pension is payable from age 65. Early retirement is possible from age 55 and the pension is reduced by 5/12ths of 1% for each month between the date of early retirement and the date the employee attains the age of 60. The pension is unreduced from age 58 if the sum of age and credited service (i.e. points) is at least 80.

Basic Retirement Plan – Defined Benefits for Mr. Rounsville

The basic plan provides a pension of 1.0% of the final average earnings (i.e. average salary and bonus over the 60 consecutive months during his last 120 months of service which afford the highest such average) multiplied by years of credited service up to November 1, 2005, plus 0.5% of final average earnings multiplied by years of additional credited service accrued before November 1, 2005, subject to tax limits. At termination of employment, the accrued pension is payable from age 65. Early retirement is possible from age 55, and if the points are at least 80, the pension is reduced by 3/12th of 1% for each month between the date of early retirement and the date the employee would have attained the age of 60 (age 65 if less than 80 points at retirement).

Basic Plan – Defined Contribution for all NEOs

Effective January 1, 2000 (November 1, 2005 for Mr. Rounsville), the basic plan provides a defined contribution of 6% of earnings (base salary and short-term incentive). For Messrs. Lopez, Dumas and Pelletier, the earnings in the above formula were capped at $ 100,000 per year from January 1, 2000 to December 31, 2009.

For the period from January 1, 1990 to November 1, 2005, Mr. Rounsville’s defined contribution was 1% of pensionable earnings up to the Year’s Maximum Pensionable Earnings, as defined by applicable tax legislation, plus 4% of pensionable earnings in excess of the Year’s Maximum Pensionable Earnings, subject to tax limits.

The return credited on the defined contribution plan is based on the actual return of the underlying fund(s) selected by each individual.

Management Information Circular	27	Tembec Inc.

Supplementary Pension Plan – Defined Benefits for Messrs Lopez, Dumas and Pelletier

This plan provides a defined benefit pension of 1.6% of the average of the best consecutive five years of earnings (base salary and short-term incentive) of the last ten years, in excess of $100,000 (indexed as described under the basic plan for credited service accrued before January 1, 2000), multiplied by years of credited service. At termination of employment, unless the participant is terminated for cause, the accrued pension is payable from the normal retirement date (i.e. age 65). Subject to the approval of the Committee, early retirement is possible beginning at age 55. Upon early retirement, the pension is reduced by 5/12ths of 1% for each month between the date of early retirement and the last day of the month during which the employee attains the age of 60 or, if earlier and subject to the approval of the Committee, the date the employee would have attained the age of 58 with 80 points.

Effective January 1, 2010 and at their request, Messrs. Lopez, Dumas and Pelletier stopped accruing credited service under the defined benefit supplementary pension plan. They participate in the Supplementary Defined Contribution Plan for all NEOs described hereafter. As a result of this change and other pension plan changes adopted by Tembec, there will be no management employees accruing credited service under a defined benefit plan after July 1, 2010. From that date, eligible management employees will accrue pension benefits under the defined contribution portion of the Basic Plan described above (i.e. defined contribution of 6% of earnings).

Supplementary Defined Benefits for Mr. Rounsville

The supplementary defined benefit pension payable corresponds to the portion of the defined benefit pension which cannot be paid under the basic defined benefits pension plan of Mr. Rounsville due to tax limits.

Supplementary Defined Contribution Plan for all NEOs

Effective January 1, 2008, (January 1, 2010 for Messrs. Lopez, Dumas and Pelletier), the annual accruals corresponds to the excess of 10% of earnings (base salary and STIP) over Tembec’s contribution to the basic defined contribution pension plan for the same period. These accruals are accrued with interest based on the yield on the DEX 91 Day T-Bill Index plus 3% per annum. At termination of employment, other than for cause, the accrued balance is payable in instalments over a period of approximately 10 years.

Benefits

The objective of the Corporation is to provide adequate and competitive protection to its executives. External consultants are used to benchmark the benefit plans offered by the Corporation to its Executives Officers with those of a comparator group. The benefits that are made available to Executives Officers, including NEOs, by the Corporation include only those that are available equally to all employees: Basic and Dependent Life Insurance, Accidental Death & Dismemberment Insurance, Health Insurance, Dental Insurance (and B.C.MSP for B.C. residents).

Perquisites

The Corporation offers a very limited number of perquisites. Executives Officers, including NEOs, are entitled to have an annual complete medical check-up. In addition, the Corporation assumes the annual fees incurred by certain senior executives for financial and tax counselling. The Corporation does not reimburse any fitness club, sport club or business club membership fees. The only exception is Mr. John Valley as a result of a grandfathered eligibility.

Management Information Circular	28	Tembec Inc.

Performance Graph

The following performance graph shows the change in the cumulative total shareholder return on the Corporation’s common shares compared with the S&P/TSX Composite Index and the S&P Global Timber and Forestry Total Return Index over the period of March 3, 2008 to September 24, 2010, assuming a $100 investment on March 3, 2008. The year-end value of the share as at September 25, 2010 was $2.01.

The year-end values of each investment are based on share appreciation plus dividends paid in cash, with the dividends reinvested on the date they were paid. The calculation excludes trading commissions and taxes. Total shareholder returns from each investment, whether measured in dollars or percentage terms, can be calculated from the year-end investment values in the graph below.

	March 3rd 2008	September 2008	September 2009	September 2010
Tembec Inc. (1)	100	55	20	45
S&P/TSX Composite Index (2)	100	91	87	98
S&P Global Timber and Forestry Total Return Index (2)	100	92	70	84

Notes:

1.	Tembec has not paid any dividends.
2.	The S&P/TSX Composite Index and the S&P Global Timber and Forestry Total Return Index are adjusted to reflect the reinvestment of cash dividends paid.

The above table shows that from March 2008 to September 2009, an investment in the Corporation’s common shares underperformed an investment in the S&P/TSX Composite Index or in the S&P Global Timber and Forestry Total Return Index. However, the above table shows that, during Fiscal 2010, an investment in the Corporation’s common shares performed relatively better than an investment in the S&P/TSX Composite Index or in the S&P Global Timber and Forestry Total Return Index.

Management Information Circular	29	Tembec Inc.

The Corporation is committed to reflect corporate performance in its executive compensation practices. In Fiscal 2009, the relative financial underperformance of the Corporation was reflected in executive compensation paid by the Corporation with a freeze in the salaries of most Executive Officer and nil or minimal awards earned under each of the STIP, the PSU Plan and the PCRSU Plan. In Fiscal 2010, the improved relative financial performance of the Corporation was reflected by an increase in executive compensation. This improved relative financial performance of the Corporation was also reflected in the improved relative performance of an investment in the Corporation’s common shares.

Summary Compensation Table

The following table provides a summary of the compensation earned by each of the NEOs during the fiscal year ended September 25, 2010. As in prior years, for convenience and year-over-year comparability, annual figures presented represent compensation paid for the period between October 1, 2009 and September 30, 2010. This one-year period is consistent with how the Committee administers executive compensation.

Name and Principal Position	Year	Salary ($)	Non-Equity Annual Incentive Plan(4) ($)	Share Based Awards(1) ($)	Pension Value ($)	All Other Compensation(6) ($)		Total Compensation(2) ($)
Jim Lopez President and Chief Executive Officer	2010	$880,000	$723,202	$39,960	$126,100	$383,907	(3)(5)	$2,153,169
	2009	$880,000	$0	$0	$84,900	$1,697		$966,597

Michel Dumas Executive Vice-President, Finance and Chief Financial Officer	2010	$400,000	$250,000	$26,640	$31,100	$381,287	(3)(5)	$1,089,026
	2009	$400,000	$0	$0	$14,400	$2,398		$416,798

John Valley Executive Vice-President, Business Development and Corporate Affairs	2010	$360,200	$197,346	$9,768	$55,800	$20,000	(3)	$643,114
	2009	$360,200	$0	$0	$36,000	$0		$396,200

Yvon Pelletier Executive Vice-President, President, Pulp Group	2010	$330,000	$200,000	$19,980	$17,600	$250,040	(3)	$817,620
	2009	$327,500	$37,310	$0	$65,300	$282		$430,392

Dennis Rounsville Executive Vice-President, President, Forest Products Group	2010	$320,000	$152,621	$18,648	$17,600	$10,889	(5)	$519,758
	2009	$316,250	$32,960	$0	$57,100	$107		$406,417

Management Information Circular	30	Tembec Inc.

(1)

On February 25,2010, a total of 259,000 PCRSUs were granted to the NEOs. The amount shown represents the grant date fair value of $114,996 for the PCRSUs based on the closing price of the Common Shares on the TSX on February 25, 2010, subject to a discount of 60% reflecting management’s estimate of the likelihood at that time that the performance targets would be achieved and that the PCRSUs would vest.

(2)	The table does not provide details regarding perquisites and benefits as they do not meet the minimum threshold for disclosure.
(3)

On May 7, 2010, the Corporation finalized the sale of two Kraft pulp mills located in Tarascon and Saint-Gaudens, France. Proceeds amounted to 66 million Euros ($88 million) for the shares. The purchase also assumed 31 million Euros ($41 million) of debt, bringing the total consideration to 97 million Euros ($129 million). As this event was not included in any of the Corporation’s incentive award programs, a special award was given to senior executives who had led or assisted in the sales process. Mr. Lopez received a special award of $325,000. Mr. Dumas received a special award of $300,000. Mr. Valley received a special award of $20,000. Mr. Pelletier received a special award of $250,000.

(4)	This amount was earned based on performance in Fiscal 2010 but has been paid in Fiscal 2011.
(5)

Amounts shown in this column include the amounts received under the LTIP loan assistance program relating to the Former LTIP. Mr. Lopez received a loan assistance payment of $58,173. Mr. Dumas received a loan assistance payment of $80,239. Mr. Rounsville received a loan assistance payment of $10,869.

(6)

Amounts shown in this column include the taxable benefit for loans by the Corporation which were granted for the purchase of shares of the Former Tembec and the benefit related to the exercise of options and/or the sale of shares related to such options.

Incentive Plan Awards

Outstanding Option-Based Awards and Share-Based Awards

The securities under options granted initially related to common shares of Former Tembec. There were no options granted during the fiscal year ended September 25, 2010. In contemplation of the Recapitalization, the Corporate Governance and Human Resources Committee of Former Tembec effected an equitable adjustment of the number of stock options outstanding under the Former LTIP consistent with the conversion ratio of common shares of Former Tembec into common shares of the Corporation under the Recapitalization. As a result, the information contained in this section now relates to common shares of the Corporation.

The following table details all unexercised options and unvested shares and warrants held by each NEO as at September 25, 2010. The value realized upon exercise is the difference between the market value of the common shares on the exercise date and the exercise or base price of the options. The value of unexercised in-the-money options at fiscal year-end is the difference between their exercise price and $2.01 per share, which was the market value of the common shares on September 25, 2010. These options have not been and in some cases, may not be exercised. Actual gains on exercise, if any, will depend on the value of the Corporation’s common shares on the date of exercise. Numbers reported in the following table reflects adjustments made pursuant to the 2008 Recapitalization.

Management Information Circular	31	Tembec Inc.

	Option-based Awards					Share-based Awards
Name	Issuance Date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
James Lopez President and CEO
	31-Jan-01	175	$190	8-Dec-10	$0.00
	14-Dec-01	526	$180	14-Nov-11	$0.00
	12-Dec-02	537	$184	12-Dec-12	$0.00
	12-Nov-03	469	$133	12-Nov-13	$0.00
	17-Nov-04	1,127	$133	17-Nov-14	$0.00
	19-Jan-05	1,127	$125	19-Jan-15	$0.00
	25-May-05	2,920	$59	25-May-15	$0.00
	24-Nov-05	10,638	$36	24-Nov-15	$0.00
	19-Nov-07					15,763	$31,683	(1)
	19-Nov-07					35,029	$15,413	(2)
	26-Feb-09					180,000	$361,800	(1)
	25-Feb-10					90,000	$180,900	(1)

Michel Dumas Executive Vice-President, Finance and CFO	31-Jan-01	234	$190	8-Dec-10	$0.00
	14-Dec-01	818	$180	14-Nov-11	$0.00
	12-Dec-02	812	$184	12-Dec-12	$0.00
	12-Nov-03	1,313	$133	12-Nov-13	$0.00
	17-Nov-04	1,315	$133	17-Nov-14	$0.00
	19-Jan-05	1,315	$125	19-Jan-15	$0.00
	25-May-05	2,920	$59	25-May-15	$0.00
	24-Nov-05	5,072	$36	24-Nov-15	$0.00
	25-Jan-06	2,920	$16	25-Jan-16	$0.00
	19-Nov-07					3,583	$7,202	(1)
	19-Nov-07					7,962	$3,503	(2)
	26-Feb-09					120,000	$241,200	(1)
	25-Feb-10					60,000	$120,600	(1)

John Valley Executive Vice-President, Business Development and Corporate Affairs	17-Oct-05	2,920	$41	17-Oct-15	$0.00
	24-Nov-05	4,798	$36	24-Nov-15	$0.00
	25-Jan-06	2,920	$16	25-Jan-16	$0.00
	19-Nov-07					2,732	$5,491	(1)
	19-Nov-07					7,169	$3,154	(2)
	26-Feb-09					44,000	$88,440	(1)
	25-Feb-10					22,000	$44,220	(1)

Yvon Pelletier Executive Vice-President, President, Pulp Group	12-Jan-00	175	$306	12-Jan-10	$0.00
	19-Jan-05	381	$125	19-Jan-15	$0.00
	25-May-05	584	$59	25-May-15	$0.00
	25-Jan-06	350	$16	25-Jan-16	$0.00
	19-Nov-07					2,866	$5,761	(1)
	19-Nov-07					6,369	$2,802	(2)
	26-Feb-09					90,000	$180,900	(1)
	25-Feb-10					45,000	$90,450	(1)

Management Information Circular	32	Tembec Inc.

	Option-based Awards					Share-based Awards
Name	Issuance Date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)
Dennis Rounsville Executive Vice-President, President Forest Products Group
	19-Jan-05	235	$125	19-Jan-15	$0.00
	25-May-05	584	$59	25-May-15	$0.00
	25-Jan-06	2,044	$16	25-Jan-16	$0.00
	19-Nov-07					2,732	$5,491	(1)
	19-Nov-07					6,071	$2,671	(2)
	26-Feb-09					84,000	$168,840	(1)
	25-Feb-10					42,000	84,420	(1)

(1)	Based on a share value of $2.01 as at September 25, 2010 and achievement of target levels
(2)	Based on a market value of the warrants of $0.44 as at September 25, 2010.

For a description of the features of the Corporation’s option-based and share-based incentive plans, see “Compensation Discussion and Analysis” above.

Incentive Plan Awards – Value Vested or Earned during the Year

The following table sets forth, for each NEO, the value of all incentive plan awards that have vested or been earned during the fiscal year ended September 25, 2010.

Name	Share-based awards – Value vested during the year ($)		Non-equity incentive plan compensation – Value earned during the year ($)	Option-based awards –Value vested during the year ($)
	PSUs	PCRSUs
James Lopez President and Chief Executive Officer	$4,553	$0	$726,202	$0
Michel Dumas Executive Vice President, Finance and CFO	$991	$0	$250,000	$0
John Valley Executive Vice President, Business Development and Corporate Affairs	$937	$0	$197,346	$0
Yvon Pelletier Executive Vice President, President, Pulp Group	$830	$0	$200,000	$0
Dennis Rounsville Executive Vice President, President, Forest Products Group	$764	$0	$152,621	$0

Management Information Circular	33	Tembec Inc.

Defined Benefit Pension Plans Table

The following table presents statutory information on the defined benefit plan offered to each NEO calculated as at September 30, 2010.

Name	Number of years of credited service(1)	Annual benefits payable ($)		Accrued obligation at start of year ($)(5)	Compensatory ($)(6)	Non- compensatory ($)(7)	Accrued obligation at year end ($)(8)
		At year end(2)	At age 65(2)(3)(4)
James Lopez	20.00	353,900	353,900	4,280,800	(12,200)	757,800	5,026,400
Michel Dumas (9)	24.08	167,700	167,700	2,013,500	(20,800)	330,300	2,323,000
John Valley (10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Yvon Pelletier	28.25	155,800	155,800	1,777,200	(24,800)	313,500	2,065,900
Dennis Rounsville(11)	26.83	102,600	102,600	1,152,900	(29,700)	165,100	1,288,300

(1)

Number of years of credited service in the Supplementary Pension Plan or defined benefit component of the Supplementary Retirement Plan as applicable. Number of years credited in the Basic Plan may be lower. The credited service is subject to a maximum of 35 years under the plan provisions. Credited service accruals under the Supplementary Pension Plan ceased effective January 1, 2010.

(2)

The benefits payable from the Basic Plan, the Supplementary Pension Plan and the defined benefit component of the Supplementary Retirement Plan applicable to each individual. The benefits are payable from age 65 and are based on credited service as at September 30, 2010.

(3)

Calculation of the annual benefits payable at age 65. The annual benefits payable at age 65 are equal to the accrued annual benefits since there is no credited service accrual on or after January 1, 2010 under the defined benefit portion of the plans.

(4)	For purposes of calculating the annual benefits payable, the best average earnings are calculated as at September 30, 2010 and reflect the STIP payable in 2010.
(5)

Accrued obligation using a discount rate of 5.75%. The assumptions and methods used are the same as the assumptions used for the accounting disclosures as at September 30, 2009 including the use of an early measurement date of June 30, 2009. Moreover, for purposes of determining the earliest unreduced retirement date, it is assumed that the approval from the Corporate Governance and Human Resources Committee is received

(6)

Includes service cost at the beginning of the year, the impact of pay different from that reflected in the start of the year obligation (difference in the accrued obligation between the expected and the actual salary) and impact of amendments to the pension plans, if any. A half year accrual was reflected for Messrs. Lopez, Dumas and Pelletier.

(7)

Impact of all other changes including interest on prior year’s accrued obligation plus changes in discount rate used to measure the obligations, changes in other assumptions and experience gains or losses other than compensation related gains or losses. The decrease in discount rate from 5.75% to 5.25% is a main source of the non-compensatory amount.

(8)

Accrued obligation using a discount rate of 5.25%. The assumptions and methods used are the same as those used for the valuation of the pension obligations disclosed in the Corporation’s financial statements as at September 30, 2010 including the use of an early measurement date of June 30, 2010. Moreover, for purposes of determining the earliest unreduced retirement date, it is assumed that the approval from the Corporate Governance and Human Resources Committee is received

(9)	Mr. Dumas’ credited service includes his years of service with a subsidiary of the Corporation in a similar plan.
(10)

Mr. Valley does not participate in either the Supplementary Pension Plan, the defined benefit component of the Supplementary Retirement Plan or any other defined benefit registered pension plan sponsored by the Corporation.

(11)	Mr. Rounsville has total years of credited service under the Basic Plan of 26.83 years plus additional years of credited service of 0.6667.

Note: Numbers are rounded to the nearest hundred except for the number of years of credited service.

Management Information Circular	34	Tembec Inc.

Defined Contribution Pension Plans Table

The following table presents statutory information on the defined contribution plans offered to each Name Executive Officer calculated as at September 30, 2010:

Name	Accumulated value at start of year ($)(1)	Compensatory ($)(2)	Non- compensatory ($)(3)	Accumulated value at year end ($)(4)
James Lopez (5)	82,000	138,300	6,400	226,700
Michel Dumas (5)	87,500	51,900	6,100	145,500
John Valley	118,600	55,800	1,600	176,000
Yvon Pelletier (5)	77,800	42,400	4,800	125,000
Dennis Rounsville	208,200	47,300	12,800	268,300

(1)

As at September 30, 2009. Accumulated values as at September 30, 2009 include the September contribution remitted in October and the contribution on the STIP payable in 2009. This is a change in methodology from what was previously disclosed.

(2)

Employer contributions to the Basic Plan and notional employer contributions to the Supplementary Retirement Plan. Includes the contribution on the STIP accrued in fiscal 2010 payable in December 2010.

(3)

Investment earnings during fiscal year 2010. Accumulated value at start of year and annual contributions to the notional account of the Supplementary Retirement Plan are credited with a rate of return equal to the yield represented by the DEX 91 Day T-Bill Index plus 3% per annum as per the plan provisions. Accumulated value at start of year and annual contributions to the Basic Plan account are credited with a rate of return based on actual return on the underlying fund(s) selected by each individual.

(4)	As at September 30, 2010 and includes the September contribution remitted in October and the contribution on the STIP accrued in fiscal 2010 payable in December 2010.
(5)

Up to January 1, 2010, Messrs. Dumas, Lopez and Pelletier’s defined contributions benefits were restricted to the defined contribution component of the Basic Plan. Effective January 1, 2010, they also participate in the defined contribution component of the Supplementary Retirement Plan.

Note: Numbers are rounded to the nearest hundred.

Termination and Change of Control Benefits

The Corporation has employment contracts in force with each Named Executive Officer. Pursuant to these employment agreements, in the event of termination without serious reason or a substantial change to the essential terms of the NEOs’ employment conditions during the 12 months following:

(i)	the sale or disposition of all or substantially all of the Corporation’s assets, or consummation of any transaction, or series of transactions, having similar effect;

(ii)	an amalgamation, consolidation or merger involving the Corporation;

(iii)

the transfer, exchange or issue of shares that could result in a change of control of the Corporation, such as an arrangement involving the Corporation, within the meaning of Section 192 of the CBCA, that would have this effect;

(iv)

any person acquiring or becoming the owner of, or a combination of persons acting jointly or in concert acquiring or becoming the owner of, directly or indirectly, more than 50% of the Corporation’s voting shares, whether through the acquisition of previously issued and outstanding voting shares, or of voting shares that have not been previously issued, or any combination thereof, or any other transaction having a similar effect;

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(v)	any transaction or series of transactions that could result in a change of control of the Corporation;

(vi)	the Corporation’s liquidation or dissolution;

(vii)	the Corporation’s insolvency, including the Corporation making an assignment in bankruptcy or a proposal in bankruptcy or being petitioned into bankruptcy;

(viii)	the Corporation making an arrangement or a compromise within the meaning of the Companies’ Creditors Arrangement Act, (Canada);

(ix)	any transaction or series of related transactions that have the substantial effect of any or more of the foregoing events,

each NEO, other than Mr. James Lopez, shall be entitled to the payment of the equivalent of 24 months of salary as well as monetary compensation for all benefits that would otherwise be paid for the two years following the termination of his or her employment. In similar circumstances, Mr. James Lopez shall be entitled to the payment of the equivalent of 30 months of salary as well as monetary compensation for all benefits that would otherwise be paid for the 30 months following termination of his employment, except in the event of the occurrence of any of the events described in paragraphs (i), (vi) or (vii) or removal from the Board which would entitle him to a payment based on 24 months salary as well as monetary compensation for all benefits that would otherwise be paid for such period of time.

The following table presents the value of potential payments and entitlements to each NEO assuming the officer’s employment had been terminated as of September 25, 2010, the last day of Fiscal 2010, following a change in control as described above. If applicable, amounts based on stock price were calculated using $2.01, the per share price of the Corporation’s common shares as at September 25, 2010. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are available to our salaried employees in general. No enhanced benefits are payable in other termination scenarios and no amount is payable upon a change of control in the absence of termination as described above.

Name	Total ($)
James Lopez	$ $	3,112,310 3,890,387	(1) (2)
Michel Dumas		$1,244,870
John Valley		$1,121,599
Yvon Pelletier		$1,027,397
Dennis Rounsville		$998,147

(1)	Based on a severance pay of 24 months.
(2)	Based on a severance pay of 30 months.

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SECTION 4 – DIRECTORS COMPENSATION

Compensation of Directors

Non-management Directors receive compensation for acting as members of the Board and as members of any committee of the Board. During the fiscal year ended September 25, 2010, such Directors received the annual retainer and attendance fees described in the table below. However, 50% of the annual Board retainer fees have been paid in April 2008 to directors via a front-loaded grant of deferred shares units (“DSUs”) covering a three-year period under the New Deferred Share Unit Plan described further below(1).

Annual Board Retainers
Chairman of the Board	$280,000
Board members (excluding the chairman of the Board)	$100,000
Annual Committee Retainers
Audit Committee
– Chairman(2)	$25,000
– Member (excluding Committee chairman)	$15,000
Corporate Governance and Human Resources Committee
– Chairman	$15,000
– Member (excluding Committee chairman)	$7,500
Environment, Health and Safety Committee
– Chairman	$5,000
– Member (excluding Committee chairman)	$2,500
Meeting Attendance Fees
In person or via conference call	$2,000

(1)

On November 17, 2010, the annual Board retainers were increased in the following manner: the DSU component of the annual retainer was increased from $50,000 to $65,000 for Board members (excluding the Chairman of the Board) and from $140,000 to $180,000 for the Chairman of the Board.

(2)	On November 17, 2010, the Annual Audit Committee retainer for the Chairman was increased to $35,000 effective Fiscal 2011.

Directors are reimbursed for travel and other out-of-pocket expenses incurred in attending Board or committee meetings. From time to time, the Corporation may ask a Director to attend other meetings or functions. Directors are paid $2,000 for attending each such meeting or function.

The total amount of fees and retainers paid by the Corporation to its Directors in respect of meetings of the Board and its committees since September 26, 2009 is $1,143,653.

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Directors Compensation Table

The following table describes director compensation for non-management Directors for the most recently completed financial year:

Name	Fees earned(1) ($)		Share-based awards ($)	Other Compensation		Total ($)
Norman M. Betts	$99,000		$0	$0		$99,000
James E. Brumm	$97,500	(2)	$0	$0		$97,500
James N. Chapman	$192,500	(3)(4)(5)	$0	$0		$192,500
James V. Continenza	$278,500	(3)(4)(5)	$0	$0		$278,500
Luc Rossignol	$76,500		$0	$10,653	(6)	$87,153
Francis M. Scricco	$103,000	(3)	$0	$0		$103,000
David J. Steuart	$197,000	(4)	$0	$0		$197,000
Lorie Waisberg	$89,000		$0	$0		$89,000

(1)

This amount includes 50% of the annual Board retainers, as well as Committee retainers and per meeting fees. The balance of the 50% of the annual Board retainers were paid to Directors via a front-loaded grant of DSUs in April 2008 covering the three-year period from 2008 to 2010.

(2)	This amount includes a $4,000 special payment received for extraordinary activities as Member of the Corporate Governance and Human Resources Committee.
(3)	This amount includes a $2,000 special payment received for extraordinary activities as Member of the Corporate Governance and Human Resources Committee.
(4)	This amount includes a $75,000 special payment received for extraordinary activities as Member of the Special Committee for Strategic Purposes.
(5)	This amount includes a $2,000 payment received for activities as Member of a committee of a subsidiary of the Corporation.
(6)	This represents amounts earned as a unionized employee during Fiscal 2010. Mr. Rossignol worked during only a portion of Fiscal 2010.

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The following table provides the breakdown of total compensation by component:

Name	Annual Retainers Paid in Cash ($)		Annual Retainer Paid in DSUs(1) ($)	Meeting Fees ($)							Total ($)
	Board	Committees		Board	Audit Committee	CG&HR Committee	Environment, H&S Committee	Special Committee	Other
Norman M. Betts	$50,000	$25,000	$0	$16,000	$8,000	—	—	—	—		$99,000
James E. Brumm	$50,000	$7,500	$0	$16,000	—	$20,000	—	—	4,000	(2)	$97,500
James N. Chapman	$50,000	$7,500	$0	$16,000	—	$20,000	—	$20,000	79,000	(3)(4)(5)	$192,500
James V. Continenza	$140,000	$7,500	$0	$16,000	—	$20,000	—	$16,000	79,000	(3)(4)(5)	$278,500
Luc Rossignol	$50,000	$2,500	$0	$16,000	—	—	$8,000	—	—		$76,500
Francis M. Scricco	$50,000	$15,000	$0	$16,000	—	$20,000	—	—	2,000	(3)	$103,000
David J. Steuart	$50,000	$20,000	$0	$16,000	$8,000	—	$8,000	$20,000	75,000	(4)	$197,000
Lorie Waisberg	$50,000	$15,000	$0	$16,000	$8,000	—	—	—	—		$89,000

(1)	In April 2008, Directors received a front-loaded grant of DSUs representing 50% of their annual Board retainer for the years 2008 to 2010.
(2)	This amount includes a $4,000 special payment received for extraordinary activities as Member of the Corporate Governance and Human Resources Committee.
(3)	This amount includes a $2,000 special payment received for extraordinary activities as Member of the Corporate Governance and Human Resources Committee.
(4)	This amount includes a $75,000 special payment received for extraordinary activities as Member of the Special Committee for Strategic Purposes.
(5)	This amount includes a $2,000 payment received for activities as Member of a committee of a subsidiary of the Corporation.

Former Long-Term Incentive Plan

Prior to Fiscal 2006, directors of Former Tembec could, twice-yearly, elect to subscribe for common shares under the stock purchase program set forth in the Former LTIP to an amount equal to their retainer and attendance fees. In January and July of each year, directors were awarded options to purchase that number of shares equal to their semi-annual retainer and attendance fees divided by the market price of the shares multiplied by two which vest according to the vesting schedule under the Former LTIP. Directors who elected not to subscribe for the full amount of their semi-annual retainer and attendance fees would lose a pro rata portion of the options granted. Directors were not entitled to participating awards and bonuses and were not eligible for the long-term bonus under the Former LTIP. (See “Former Long-Term Incentive Plan”). There are no longer any share purchases made or options granted under the Former LTIP.

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Deferred Share Unit Plans

Tembec has had a Deferred Share Unit Plan (“DSU Plan”) for its non-executive Directors in place since January 26, 2006. The purpose of Tembec’s DSU Plans is to enhance the Corporation’s ability to attract and retain high quality individuals to serve as members of the Board and to promote a greater alignment of interests between non-executive members of the Board and the shareholders of the Corporation. A DSU is a right to receive a cash payment equal to the value of one common share of the Corporation following termination of service with the Corporation and its affiliates. Since payment is not permitted until termination of service, awards of DSUs provide the equivalent to an ongoing equity stake in the Corporation.

Under the Corporation’s DSU Plans, non-executive directors receive a portion of their annual compensation for serving as directors in the form of DSUs(1). The number of DSUs credited on any date is calculated by dividing the amount of the annual retainer to be paid to the director in the form of DSUs by the market price of common shares of the Corporation or Former Tembec, as applicable, on such date as determined in accordance with the applicable DSU Plan. For the purposes of determining the number of DSUs to which a Director is entitled, the annual retainer fee encompasses only amounts paid to Directors for service on the Board and does not include committee retainer fees or meeting attendance fees.

Under the current DSU Plan, the Committee may, at its sole discretion, make front-loaded grants of DSUs in anticipation of annual retainer fees otherwise payable in connection with services to be rendered in future periods. In April 2008, the Committee exercised such discretion and approved a special grant of DSUs to non-executive Directors. For the Chairman of the Board the value of the grant was $420,000 and for each other Board member it was $150,000. One-third of the DSUs subject to this special grant vested on April 17, 2008, one-third vested on January 29, 2009 and the final one-third has vested on January 28, 2010. As a result of the 2008 special front-loaded grant, no share-based awards were granted to non-executive Directors during Fiscal year 2009 and 2010.

(1)

On November 17, 2010, the annual Board retainers were increased in the following manner: the DSU component of the annual retainer was increased from $50,000 to $65,000 for Board members (excluding the Chairman of the Board) and from $140,000 to $180,000 for the Chairman of the Board

Directors Outstanding Option-Based Awards and Share-Based Awards

The following table sets forth, for each non-management Director, all awards outstanding as of September 25, 2010.

	Option-based Awards					Share-based Awards
Name	Issuance Date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)(1)
Norman M. Betts	19-Jan-05	118	$125.86	19-Jan-15	$0	0	$0
	28-Jul-05	140	$66.10	28-Jul-15

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	Option-based Awards					Share-based Awards
Name	Issuance Date	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options(1) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)(1)
James E. Brumm	26-Feb-01	119	$208.56	25-Jan-11
	27-Aug-01	122	$198.29	27-Jul-11
	25-Mar-02	164	$202.91	24-Jan-12
	23-Jan-03	196	$210.96	23-Jan-13
	23-Jul-03	348	$127.74	23-Jul-13	$0	0	$0
	22-Jan-04	391	$151.54	22-Jan-14
	17-Jul-04	312	$182.88	17-Jul-14
	19-Jan-05	640	$125.86	19-Jan-15
	28-Jul-05	1,778	$66.10	28-Jul-15
James N. Chapman	—	—	—	—	—	0	$0
James V. Continenza	—	—	—	—	—	0	$0
Luc Rossignol	—	—	—	—	—	0	$0
Francis M. Scricco	—	—	—	—	—	0	$0
David J. Steuart	—	—	—	—	—	0	$0
Lorie Waisberg	—	—	—	—	—	0	$0

(1)	Based on a stock price of $2.01 as of September 25,2010.

Directors Incentive Plan Awards – Value Vested or Earned during the Year

The following table sets forth, for each non-management Directors, the value of all incentive plan awards vested during the year ended September 25, 2010. The amounts reflect the value of DSUs previously granted to Directors that vested on January 28, 2010.

Name	Share-based awards – Value vested during the year ($)(1)
Norman M. Betts	$15,374
James E. Brumm	$15,374
James N. Chapman	$15,374
James V. Continenza	$43,047
Luc Rossignol	$15,374
Francis M. Scricco	$15,374
David J. Steuart	$15,374
Lorie Waisberg	$15,374

(1)	Based on a stock price of $1.11 as of January 28, 2010.

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SECTION 5 – INDEBTEDNESS

The aggregate indebtedness to Tembec for the purchase of securities of the Corporation as at November 30, 2010 of all Executive Officers, Directors, employees and former Executive Officers, Directors and employees and all other indebtedness of these persons to Tembec, excluding routine indebtedness (as defined under applicable securities laws), was approximately $2.3 million. The table below represents the approximate aggregate indebtedness, excluding routine indebtedness, outstanding as at November 30, 2010 entered into in connection with a purchase of securities and all other indebtedness.

Aggregate Indebtedness

(Millions $)

Purpose	To the Corporation or its Subsidiaries	To Another Entity
Share purchases	$0.5	N/A
Other	$1.8	N/A

The table below represents amounts outstanding on loans made prior to July 2002:

Table of Indebtedness of Directors and Executive Officers

under Securities Purchase and Other Programs

Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding During 2010 Fiscal Year ($)	Amount Outstanding as at November 30, 2010 ($)	Financially Assisted Securities Purchases During 2010 Fiscal Year ($)	Security for Indebtedness	Amount Forgiven During Fiscal year 2010 ($)
Eric Bergeron Vice President, Human Resources	Lender	$2,185.50	$0.00	$0.00	0	$0.00
Chris Black Executive Vice President, President, Paper Group	Lender	$23,776.00	$0.00	$0.00	0	$0.00
Paolo Dottori Vice President, Energy, Environment and Technology	Lender	$5,376.00	$0.00	$0.00	0	$5,376.00
Michel Dumas Executive Vice President, Finance and Chief Financial Officer	Lender	$137,010.00	$57,546.00	$0.00	526	$0.00
Randy Fournier Senior Vice President, Chemical Group	Lender	$12,973.80	$9,477.00	$0.00	88	$3,496.80

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Name and Principal Position	Involvement of Corporation or Subsidiary	Largest Amount Outstanding During 2010 Fiscal Year ($)	Amount Outstanding as at November 30, 2010 ($)	Financially Assisted Securities Purchases During 2010 Fiscal Year ($)	Security for Indebtedness	Amount Forgiven During Fiscal year 2010 ($)
James Lopez President and Chief Executive Officer	Lender	$96,943.80	$38,421.00	$0.00	350	$0.00
Stephen Norris Treasurer	Lender	$20,909.10	$12,307.50	$0.00	112	$0.00
Yves Ouellet Vice President, Administration	Lender	$50,363.40	$23,422.50	$0.00	190	$0.00
Mahendra A. Patel Vice President, Engineering Purchasing and Services	Lender	$53,748.00	$23,949.00	$0.00	219	$0.00
Yvon Pelletier Executive Vice President, President, Pulp Group	Lender	$16,128.00	$0.00	$0.00	0	$16,128.00
Jacques Rochon Vice President, Information Technology	Lender	$22,788.00	$4,995.00	$0.00	44	$0.00
Dennis Rounsville Executive Vice President, President, Forest Products Group	Lender	$6,119.40	$0.00	$0.00	0	$0.00
Richard Tremblay Corporate Controller	Lender	$29,362.80	$12,640.50	$0.00	115	$0.00

The interest-free loans granted by Tembec to the persons named above to purchase shares of Former Tembec were made for a term of ten years and secured by the shares participants purchased under the share purchase program. All loans were made prior to July 2002. Directors and Executive Officers are no longer entitled to be granted loans in connection with a purchase of securities. Prior to the Recapitalization and in recognition of the significant decline in the market value of Former Tembec’s common shares, the Corporation established a loan assistance program to assist participants in the Former LTIP in the repayment of the share loans by either forgiving 60% of the loan balance due on maturity or by making special payments that are utilized, on an after-tax basis, to reimburse 60% of the loan balance due on maturity.

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SECTION 6 – OTHER INFORMATION

Corporate Governance

The Directors and Management consider good corporate governance to be central to the effective and efficient operation of the Corporation. The Corporate Governance Policy of the Corporation adopted by the Board defines the functions and the mandate of the Board in respect of corporate governance. The Corporation’s corporate governance practices are described in Schedule “A” attached to this Circular.

Independence

All nominee Directors, except Messrs. James Lopez and Michel Dumas, qualify as independent within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices and all Audit Committee members qualify as independent within the meaning of Multilateral Instrument 52-110 – Audit Committees. Messrs. James Lopez and Michel Dumas are not considered independent based on the fact that they are respectively President and Chief Executive Officer of the Corporation and Executive Vice President, Finance and Chief Financial Officer of the Corporation.

No shareholder of the Corporation has the ability to exercise a majority of the votes attached to all of the Corporation’s issued and outstanding shares for the election of the Board.

Audit Committee Information

The Audit Committee currently consists of Messrs. Norman M. Betts (chairman), David J. Steuart and Lorie Waisberg. All the members of the Audit Committee are financially literate. Information related to the Audit Committee may also be found in the Corporation’s Annual Information Form dated December 15, 2010.

Information required by Form 52-110F1 of Multilateral Instrument 52-110 Audit Committee is available in the Corporation’s Annual Information Form dated December 15, 2010. A copy of the Corporation’s Annual Information Form is available on SEDAR at www.sedar.com or can be obtained upon request to the Secretary of the Corporation at 800 René-Lévesque Blvd. West, Suite 1050, Montreal, Québec, H3B 1X9 (facsimile: (514) 871-1980).

Liability Protection for Directors and Officers

The Corporation has entered into indemnification agreements with each of its Directors and Officers. It also maintains directors’ and officers’ liability insurance which provides coverage against claims made against them in relation to their term of office. The aggregate protection under the policy is for an amount of $80 million, including $15 million for Side A DIC coverage, with no deductible for non-indemnifiable losses and deductibles of $250,000 for all other claims. The total annual premiums were $629,000 for the 2010-2011 policy year.

Other Business

Management knows of no matters which will come before the Meeting other than the matters referred to in the notice of meeting. If any amendments or new matters are submitted to the Meeting, the accompanying proxy instrument will be voted on such amendments or new matters in accordance with the best judgment of the person voting it. Additional Information is provided in the Corporation’s comparative financial statements and Management’s Discussion and Analysis for its most recently

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completed financial year. Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Copies of the Corporation’s latest Annual Information Form and Annual Report, including audited financial statements and Management’s Discussion and Analysis, may be obtained on request from the Secretary of the Corporation at 800 René-Lévesque Blvd. West, Suite 1050, Montreal, Québec, H3B 1X9 (facsimile: (514) 871-1980).

Approval of the Board of Directors

The Board of Directors of the Corporation has approved the content and the sending of this Management Information Circular.

Montreal, Québec, December 15, 2010.

/s/ Patrick LeBel
PATRICK LEBEL
Vice President, General Counsel and Corporate Secretary

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SCHEDULE “A”

CORPORATE GOVERNANCE PRACTICES

The Directors and Management of the Corporation consider good corporate governance to be central to the effective operation and success of the Corporation. In order to ensure proper and current corporate governance practices, the Directors and Management regularly compare the Corporation’s practices and procedures with the guidelines set out in National Instrument 58-201 – Corporate Governance Guidelines, the proposals of various other regulatory authorities, and the practices adopted by its peers.

Board of Directors

The Board is responsible for the overall stewardship of the Corporation and has full power and authority to manage and control the affairs and business of the Corporation. It establishes the overall policies and standards for the Corporation. While delegating certain of its authority and responsibilities to its committees and Management of the Corporation, it retains full effective control over the Corporation and monitors the Executive Officers. The Directors are kept informed of the Corporation’s operations at meetings of the Board, of its committees and through reports, analyses and discussions with Management.

The Board currently consists of 9 members and eleven (11) nominees are proposed for election as Directors for the ensuing year. This new Board composition will allow the Corporation to qualify as a “foreign private issuer” under the U.S. Securities Act 1933, as amended. The Board further believes that the increased number of Directors will provide the Board with a more complete mix of skills, knowledge and experience, including in terms of industry experience and geographical representation, and that the Directors will continue to benefit from a wide variety of ideas and viewpoints without compromising communication among the Directors, and between the Directors and Management. The Corporation considers that a majority of the Directors proposed to be nominated for election are independent as such term is defined in National Instrument 58-101 – Disclosure of Corporate Governance Practices. Norman M. Betts, James E. Brumm, James N. Chapman, James V. Continenza, Jacques Leduc, Pierre Lortie, Francis M. Scricco, David J. Steuart and Lorie Waisberg are nominee Directors who are considered independent. James Lopez is President and Chief Executive Officer of the Corporation and Michel Dumas is Executive Vice President, Finance and Chief Financial Officer of the Corporation and both are therefore not considered independent. The term “independent” means having no direct or indirect “material relationship” with the issuer, a “material relationship” being a relationship which could, in the view of the issuer’s board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgement. In determining whether Directors are independent, the Board has considered and discussed the nature and materiality of all relevant relationships between a Director and the Corporation including, without limitation, customer, supplier and service provider relationships. The Board, with the assistance of the Corporate Governance and Human Resources Committee, will consider the continued appropriateness of Board membership of individual Directors who retire, change employment, or change the responsibility that they held when they were elected to the Board.

The Board has a written mandate which describes its principal functions, a copy of which can be found on the Corporation’s website at www.tembec.com and is annexed hereto as Schedule “B”. The mandate provides that the Board will consider recommendations made by the Officers who are responsible for the general day-to-day management of the Corporation. The Board is also responsible for overseeing the formulation by Management of long-term strategic, financial and organizational and related objectives. The mandate of the Board also requires that it implement structures and procedures to ensure that it functions independently of Management, such as the Board’s practice of conducting in-camera sessions as part of each regularly scheduled meeting.

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In accordance with its mandate, the Board ensures that it excludes Management and non-independent Directors from its meetings, from time to time, as appropriate. Although the Board of Directors did not, in the past fiscal year, schedule separate meetings to be held without certain members of Management or non-independent Directors being present, it did conduct in-camera sessions as part of each regularly scheduled meeting. In addition to the President and Chief Executive Officer, the Vice President, General Counsel and Corporate Secretary and the Executive Vice President, Finance and Chief Financial Officer of the Corporation were also present at all regularly scheduled meetings of the Board. At the invitation of the Board, other Executive Officers attended Board meetings and provided reports to the Board on the financial and operating performance of the various business groups of the Corporation.

The chairman of the Board is appointed by the full Board and may not be a member of Management. Mr. James V. Continenza is the current Chairman. He is an independent Director and serves as Board leader. The Board has developed a written position description for the chairman of the Board. The chairman’s role is to be primarily responsible for the proper functioning of the Board for its balance of membership subject to shareholder approval, for ensuring that all relevant issues are on the agenda, and for ensuring that all Directors are enabled and encouraged to play their full part in its activities. The chairman must make certain that the Directors receive timely, relevant information tailored to their needs, and that they make an effective contribution as Board members in practice. The chairman is responsible for ensuring that the Board evaluates the performance of Management objectively and that the Board understands the boundaries between Board and Management responsibilities. The chairman also ensures that the Board is in full control of the Corporation’s affairs and alert to its obligations to the shareholders.

The functions of the Board include the review and approval of: (a) the audited annual financial statements and the Management’s Discussion and Analysis contained therein following review by the Audit Committee; (b) the interim unaudited financial statements and the Management’s Discussion and Analysis contained therein following review by the Audit Committee; (c) transactions out of the ordinary course of business; and (d) any capital expenditures or other non-budgeted financial commitments in excess of $2,500,000. The Board also considers and reviews the means by which shareholders can communicate with the Corporation, including the opportunity to do so at the annual meeting, through the Corporation’s website and the adequacy of resources available within the Corporation to respond to shareholders through the office of the Secretary or otherwise.

Committees

The Board has established three standing committees, each of which is constituted by its own charter, to which the Board has delegated certain of its authority and responsibilities, as well as certain advisory functions and power to make recommendations and report to the Board. All committees of the Board are composed of a majority of independent Directors, except for the Environment, Health and Safety Committee. The Board has also established a Special Committee for strategic purposes composed entirely of independent directors with a mandate to explore strategic alternatives available to the Corporation.

The Corporation’s Corporate Governance Policy includes a position description for each Director as well as a description of the roles and responsibilities of the chairman of the Board and for the chair of each committee. Each chair must be an independent Director and is primarily responsible for the proper functioning of his respective committee, for ensuring that all relevant issues are on the agenda, and for ensuring that all members are enabled and encouraged to play their full part in its activities. The chair must ensure that the Directors receive timely, relevant information tailored to their needs.

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Corporate Governance and Human Resources Committee

The Corporate Governance and Human Resources Committee is responsible for developing the Corporation’s approach to Board and corporate governance issues. This committee reviews and reports to the Board annually on what ought to be the size, composition, profile and compensation of the Board. It also recommends candidates to be nominated for election or appointment as Directors and evaluates the Board’s performance. The Committee also evaluates the performance of the Board’s committees and the contribution of members of the Board and its committees. The Committee reviews, on an annual basis, the Board/Management relationship and recommends to the Board structures and procedures to ensure that the Board functions independently of Management. The Corporation’s Corporate Governance and Human Resources Committee charter may be found on the Corporation’s website at www.tembec.com.

The principal responsibilities of the chairman of the Corporate Governance and Human Resources Committee are to: (i) ensure all relevant issues are on the agenda for such committee’s meetings; (ii) chair meetings of the committee and report to the Board regarding any issues examined by the committee at the next Board meeting immediately following each committee meeting; (iii) see to it that the committee ensures that the Corporation’s corporate governance and human resource policies comply with regulatory requirements and that communications are free and open with any external expert advising firms responsible for making recommendations to the committee and the Board in order to allow such professionals to collaborate fully with the committee; (iv) ensure that significant corporate governance or human resources issues are clearly identified and communicated to the committee and dealt with by the Board or the committee, as appropriate; (v) ensure that committee members have sufficient resources, including relevant and timely information for the committee to run efficiently; (vi) ensure that committee members are encouraged to fully participate in the committee meetings; and (vii) act as a representative of the committee to negotiate and settle any issues relating to the implementation or application of the Corporation’s Code of Ethics and Business Conduct during discussions with experts or external advisors outside regularly scheduled meetings of the Committee and, if required, convene an emergency meeting of the committee.

The Corporate Governance and Human Resources Committee met 10 times during Fiscal 2010. The Corporate Governance and Human Resources Committee is composed of Messrs. Francis M. Scricco (chairman), James E. Brumm, James N. Chapman and James V. Continenza, all of whom are independent.

Audit Committee

The Audit Committee meets on a regular basis with the financial Officers of the Corporation and the independent auditors to, among other things, review and inquire into: (a) matters affecting financial reporting; (b) the adequacy of internal controls and procedures for financial reporting and accounting; (c) the audit procedures and audit plans; and (d) the financial and business risks or exposures of the Corporation and the steps that Management has taken to control such risks. It also recommends to the Board the external auditors to be appointed and their remuneration. The Audit Committee annually reviews the independence of the external auditors.

The Audit Committee reviews and recommends to the Board, for its approval: (a) the interim unaudited financial statements and the related Management’s Discussion and Analysis; (b) the audited annual financial statements and the related Management’s Discussion and Analysis; (c) prospectuses and offering memoranda; and (d) the annual and interim earnings press release and other public disclosure documents containing audited or unaudited financial information required by regulatory authorities. The responsibilities of the Audit Committee, including those responsibilities described above, are reviewed by the Board annually. The Audit Committee charter may be found on the Corporation’s website at www.tembec.com.

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The principal role of the chairman of the Audit Committee is to ensure that the committee carries out its duties efficiently and that it understands and respects the limits between the responsibilities of the Board and those of the committee and of Management. The chairman’s principal responsibilities are to: (i) ensure all relevant issues are on the agenda for committee meetings; (ii) chair meetings of the committee and report to the Board regarding any issues examined by the committee at the next Board meeting immediately following each committee meeting; (iii) ensure that major financial and accounting issues are clearly identified and communicated to the committee and ultimately to the Board for its approval and that all material issues falling under the charter of the committee are dealt with by the committee and the Board during the year; (iv) see to it that the committee ensures that auditing procedures regarding the Corporation’s accounts comply with regulatory requirements and that communications are free and open with the Corporation’s external auditors and internal auditors in order to allow such professionals to collaborate fully with the committee; (v) ensure that committee members have sufficient resources (in particular, relevant and timely information) for the committee to run efficiently; (vi) act as a representative of the committee to negotiate and settle any auditing issues relating to accounts of the Corporation during discussions with external auditors outside regularly scheduled meetings of the committee, and if required, convene an emergency meeting of the committee; (vii) ensure that committee members are encouraged to fully participate in the committee meetings; and (viii) establish procedures for the treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

The Audit Committee met 4 times during Fiscal 2010. This committee is composed of Messrs. Norman M. Betts (chairman), David J. Steuart and Lorie Waisberg all of whom are independent, financially literate and have accounting expertise, with Mr. Betts possessing the professional designation of Fellow Chartered Accountant.

Environment, Health and Safety Committee

The Environment, Health and Safety Committee is responsible for reviewing and making recommendations and reports to the Board relating to the policies, standards, practices and programs of the Corporation on matters pertaining to both the environment and occupational health and safety. The committee monitors the Corporation’s performance in relation to its own policies, as well as in relation to applicable legislation pertaining to both the environment and occupational health and safety. It also reviews and reports to the Board on the Corporation’s state of readiness to respond to crisis situations. The Environment, Health and Safety Committee charter may be found on the Corporation’s website at www.tembec.com.

The principal role of the chairman of the Environment, Health and Safety Committee is to ensure that the Committee carries out its duties efficiently and that it understands and respects the limits between the responsibilities of the Board and those of the committee and of Management. The chairman’s principal responsibilities are to: (i) ensure all relevant issues are on the agenda for committee meetings; (ii) chair meetings of the committee and report to the Board regarding any issues examined by the committee at the next Board meeting immediately following each committee meeting; (iii) see to it that the committee ensures that the Corporation’s Environment, Health and Safety policies comply with regulatory requirements and that communications are free and open with any external expert advising firms responsible for making recommendations to the committee and to the Board in order to allow such professionals to collaborate fully with the committee; (iv) ensure that significant environment, health and safety issues are clearly identified and communicated to the committee or the Board as appropriate;

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(v) ensure that committee members have sufficient resources, including relevant and timely information, for the committee to run efficiently; and (vi) act as resource person and advisor to the chairman of the Board and Management in matters relating to environment, health and safety.

This committee met 4 times during Fiscal 2010. The Committee is composed of Messrs. David J. Steuart (chairman), James Lopez and Luc Rossignol. Messrs. James Lopez, President and Chief Executive Officer of the Corporation, and Luc Rossignol, President of Local 1233 of the Communications, Energy and Paperworkers Union, are employees and therefore are not considered independent Directors.

Summary of Attendance of Directors

The Board met eight times during Fiscal 2010, including meetings being held outside of the normal course of business.

The overall average attendance was 100% at Board meetings and 98.33% at committee meetings during Fiscal 2010.

Selection of Candidates to the Board of Directors, Orientation and Continuing Education

Pursuant to its mandate, the Board has developed a profile to define the skills and competencies required from the members of the Board. The profile is used to determine annually which additional skills and competencies will be helpful to the Board as well as to evaluate specific candidates submitted for consideration for Board membership. The identification of candidates is the responsibility of the Corporate Governance and Human Resources Committee, which is guided by the profile developed by the Board. When recommending suitable candidates for nominees for election, the Corporate Governance and Human Resources Committee specifies which of the criteria established by the Board form the basis of each recommendation. The majority of the Board should be independent within the meaning of Multilateral Instrument 52-110 – Audit Committees and National Instrument 58-101 – Disclosure of Corporate Governance Practices.

The Board, through its Corporate Governance and Human Resources Committee, is also responsible for providing prospective Directors with sufficient information to permit them to fully understand the role of the Board, the role of its committees, and the contribution that individual Directors are expected to make, including the commitment of time and energy that the Corporation expects from Directors, as well as the nature and operations of the Corporation’s business. In this respect, the Corporate Governance and Human Resources Committee approves and implements an appropriate orientation and education program for new members of the Board and a continuing education program for all Board members. The Corporate Governance and Human Resources Committee has produced a Directors’ manual which is used in the orientation program for new Directors. As part of the continuing education program, the Committee arranges presentations by experts on relevant topics, where appropriate. The Board also holds budget and strategy meetings at which Directors familiarize themselves with the Corporation’s operations and meet a larger number of Management individuals.

Selection of Management

The Board, acting upon the advice of the Corporate Governance and Human Resources Committee, is responsible for approving the appointment of all Executive Officers and other legal officers, including responsibility for the appointment of a Chief Executive Officer, for the development of the Chief Executive Officer’s position description and objectives, for monitoring and assessing the Chief Executive Officer’s performance against these objectives, determining the Chief Executive Officer’s compensation and providing advice and counsel in the execution of the Chief Executive Officer’s duties.

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Ethical Business Conduct

The Corporation has adopted a written Code of Ethics and Business Conduct which provides guidelines to ensure that all Directors, Officers and employees of the Corporation and its subsidiaries and all consultants, suppliers and other persons working on behalf of the Corporation respect its commitment to conduct business relationships with respect, openness and integrity. The Corporation believes that its success is possible because of its values, which include integrity, accountability, trust, transparency, and teamwork. The Corporation is committed to conducting its business in compliance with applicable laws, statutes and regulations and expects its employees, Directors, consultants, suppliers and other individuals working with or on behalf of the Corporation to do likewise. In addition, business dealings among employees and by employees with shareholders, customers, suppliers, community organizations and governmental and regulatory authorities must be based on the highest ethical standards.

The Board monitors compliance with the Corporation’s Code of Ethics and Business Conduct and is responsible for granting any waivers from compliance. Compliance with the Corporation’s Code of Ethics and Business Conduct is also reviewed by the Audit Committee as part of the Corporation’s internal audit process and the Corporate Governance and Human Resources Committee in relation to Board members. Management and mid-management employees of the Corporation are requested to provide a written acknowledgement confirming that they have received a copy of the Code of Ethics and Business Conduct and that they read and understood it. In addition, the Code of Ethics and Business Conduct provides a procedure for individuals working with the Corporation to confidentially communicate concerns or complaints to the Corporation, including to the chairman of the Audit Committee, where appropriate. The Corporation has not filed any material change report that pertains to a conduct of a Director or Officer that constitutes a departure from the Code of Ethics and Business Conduct since the beginning of its most recently completed financial year. The Corporation’s written Code of Ethics and Business Conduct is available on the Corporation’s website at www.tembec.com and was filed on SEDAR at www.sedar.com on December 10, 2009.

Compensation

The Corporate Governance and Human Resources Committee annually reviews the remuneration of the Executive Officers, namely the Chief Executive Officer, Executive Vice Presidents, Chief Financial Officer and other designated Vice Presidents reporting directly to the Chief Executive Officer and other officers of the Corporation having regard for competitive position, internal equity and individual performance. In establishing senior executive compensation, the Committee has decided to refer to compensation paid by companies in a defined comparator group. Further to this review and for periods beginning with Fiscal 2010, the Corporate Governance and Human Resources Committee makes recommendations to the Board regarding the remuneration of the Executive Officers and other officers reporting directly to the Chief Executive Officer and approves the remuneration of Officers other than the Executive Officers. The Board determines the compensation of the Executive Officers upon the recommendation of the Corporate Governance and Human Resources Committee.

The Corporate Governance and Human Resources Committee annually conducts a review of Directors’ compensation for Board and committee service and recommends changes to the Board where appropriate. The Board considers and approves the adequacy and form of the compensation of Directors upon recommendation of the Corporate Governance and Human Resources Committee and ensures that compensation realistically reflects the responsibilities and time involved in being an effective Director.

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For the purpose of conducting its review of Directors’ compensation, the Corporate Governance and Human Resources Committee refers to periodic reports provided by Towers and other information regarding compensation practices. Towers also provides reports to the Corporate Governance and Human Resources Committee on pension-related matters.

Assessments

Every year, a detailed questionnaire is sent to Directors, in their capacity as Directors and, as the case may be, as a member of one or more of the committees of the Board, to obtain their views on the effectiveness of the Board or of a committee of the Board and the contribution of its members. The results of the questionnaires are compiled by the Secretary and sent to the chairman of the Corporate Governance and Human Resources Committee and those that are relevant to a particular committee are sent to its chairman and to the chairman of the Board. The committee chairmen and the chairman of the Board, at the Board and Committee meetings following the receipt of the results, share the results with the members of the relevant Committee and of the Board and discuss any issues arising from the results.

The Corporate Governance and Human Resources Committee reports to the Board on the performance of the Board and its committees and the contribution of members of the Board and its committees. The Board reviews annually the assessment of the Board’s and committees’ performance and recommendations provided by the Corporate Governance and Human Resources Committee and evaluates its own effectiveness, the whole in accordance with the Corporation’s Corporate Governance Policy. The Board takes appropriate action based upon the results of the review process.

Outside Advisors

The Corporate Governance and Human Resources Committee, through its chairman, will evaluate and, if appropriate, approve any requested engagement by individual Directors of outside advisors at the Corporation’s expense.

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SCHEDULE “B”

MANDATE OF THE BOARD OF DIRECTORS

TEMBEC INC.

I.	INTRODUCTION

A.	Purpose and Objectives

The Board of Directors (the “Board”) of Tembec Inc. (the “Corporation”) is responsible for the overall stewardship of the Corporation and for fostering its long-term success consistent with its fiduciary responsibility to its shareholders.

B.	Powers

The Board has full power and authority to manage and control the affairs and business of the Corporation, and establishes its overall policies and standards. While delegating certain of its authority and responsibilities to committees and to the management of the Corporation, it retains full effective control over the Corporation and monitors senior management.

II.	COMPOSITION AND BOARD ORGANIZATION

A.	Composition

1.

The Board will be constituted of a majority of independent directors, as that term is defined under applicable securities legislation (“Independent Directors”). The Corporation expects and requires directors to be and remain free of conflictual interests or relationships and to refrain from acting in ways that are actually or potentially harmful, conflictual or detrimental to the Corporation’s best interests.

2.

The membership of the Board will include a sufficient number of individuals who are financially literate and independent, as those terms are defined in applicable securities legislation, to ensure that the members of the Audit Committee fulfill the composition requirements described in the Audit Committee’s charter.

B.	Meetings

1.	The Board will meet at least five times per year.

2.

The Board will implement structures and procedures to ensure that it functions independently of management, which will include the exclusion of management from its meetings, from time to time, as appropriate.

3.	Minutes of all meetings of the Board will be maintained and approved by the Board.

C.	Directors of the Board

1.	The Board, with the assistance of the Corporate Governance and Human Resources Committee, is responsible for evaluating its size and determining the appropriate number of directors for the Board.

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2.	The Board is responsible for approving new nominees to the Board and for assessing directors based upon the recommendations of the Corporate Governance and Human Resources Committee.

3.

The Corporate Governance and Human Resources Committee will annually consider the skills and competencies of the members of the Board in order to determine what additional skills and competencies would be helpful to the Board. The Corporate Governance and Human Resources Committee will convey its findings to the Board to be used to identify specific candidates.

4.

The Board will ensure that there is an appropriate orientation and education program for new members of the Board and continuing education program for all Board members. It will ensure that prospective candidates for Board membership have received the appropriate information to permit them to fully understand the role of the Board and its committees, the contributions expected from individual directors, as well as a general understanding of the nature and operations of the Corporation’s business.

5.

The Board will annually review the assessment of the Board’s performance and recommendations provided by the Corporate Governance and Human Resources Committee and evaluate its own effectiveness, the whole in accordance with the Corporation’s corporate governance policy. The Board will take appropriate action based upon the results of the review process.

6.

The Board will consider and approve the adequacy and form of the compensation of directors, upon recommendation of the Corporate Governance and Human Resources Committee, and ensure that compensation realistically reflects the responsibilities and time involved in being an effective director.

D.	Committees

1.

The Board will appoint committees to assist it in performing its duties and processing the information it receives. The responsibilities of those committees will be set forth in their charters, as amended from time to time. There are currently three Standing Committees; namely, the Corporate Governance and Human Resources Committee, the Environment, Health and Safety Committee and the Audit Committee.

2.

The Board will name members of committees after considering the recommendations of the Corporate Governance and Human Resources Committee and the Chairman of the Board, as well as the skills, preferences and availability of individual Board members, all in accordance with the charters of such committees.

3.	The Board will annually appoint a member of each of its committees to act as chairman of the committee.

4.

The Board will receive reports from each committee as to the work undertaken by the committee and in each case, the committee’s recommendations, if any, for change with respect to its responsibilities. The Board will evaluate and approve, if appropriate, such recommendations. The Board will also receive minutes of all committee meetings.

5.	The Board will annually evaluate the performance and review the work of its committees, including their respective charters and the sufficiency of such charters.

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III.	RESPONSIBILITIES AND DUTIES

A.	General

1.	The Board is responsible for:

(a)	directing management to ensure legal requirements have been met and documents and records have been properly prepared, approved and maintained;

(b)	approving changes in the Corporation’s by-laws and articles of incorporation, matters requiring shareholder approval, and agendas for shareholder meetings; and

(c)	performing such functions as it reserves to itself or which cannot, by law, be delegated to committees of the Board or to management.

B.	Management of the Corporation

1.

The Board will appoint and determine the remuneration of the Chief Executive Officer (the “CEO”) and other Senior Executives of the Corporation, upon recommendation of the Corporate Governance and Human Resources Committee. For the purposes hereof, Senior Executives means the senior executives of the Corporation; namely, the CEO, the Chief Financial Officer, the Executive Vice Presidents and other direct reports to the CEO.

2.

The Board will, together with the CEO, and with the assistance of the Corporate Governance and Human Resources Committee, develop or update from time to time a position description for the CEO, for the chair of the Board and for the chair of each committee of the Board. The Board will review and approve the objectives developed for the CEO by the Corporate Governance and Human Resources Committee and review the assessment of the CEO’s performance in relation to such objectives made by the Corporate Governance and Human Resources Committee.

3.

The Board will, to the extent feasible, satisfy itself as to the integrity of the CEO and other Senior Executives and ensure that the CEO and other Senior Executives create a culture of integrity throughout the Corporation.

4.

The Board will annually receive and consider a report from its Corporate Governance and Human Resources Committee on succession planning, including appointing, training and monitoring of senior management and the CEO.

5.	As part of the responsibility of the Board to oversee management of the Corporation, the Board will engage in active monitoring of the Corporation and its affairs in its stewardship capacity.

6.

The Board will oversee the management of the Corporation through an ongoing review process and, in doing so, the Board will establish an effective working relationship with the CEO and other Senior Executives.

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C.	Strategy and Planning

1.

The Board will oversee the formulation of long-term strategic, financial and organizational goals for the Corporation on a regular basis, taking into account, among other things, the opportunities and risks of the business.

2.

The Senior Executives, headed by the CEO, will be responsible for general day to day management of the Corporation and for making recommendations to the Board with respect to long term strategic, financial, organization and related objectives.

3.

The Board will oversee an annual strategic planning process within the Corporation and will approve the Corporation’s strategic plan. This plan will take into account the opportunities and risks of the Corporation’s business. The Board will also, from time to time, approve annual business plans and multi-year business plans for the Corporation and its businesses.

4.	The Board will engage in a review of short and long-term performance of the Corporation in accordance with approved plans.

D.	Financial and Corporate Issues

1.

The Board will annually review the significant risks and opportunities affecting the Corporation and its businesses, and the systems and controls in place to manage and monitor risks and opportunities. The Board may impose such limits as may be in the interests of the Corporation and its shareholders.

2.	The Board will adopt prudent financial standards with respect to the businesses of the Corporation and prudent levels of debt in relation to the Corporation’s consolidated capitalization.

3.	The Board will approve capital expenditures or other non-budgeted financial commitments in excess of $2,500,000.

4.	The Board will consider and approve:

(a)	transactions out of the ordinary course of business;

(b)	special employment contracts, upon recommendation of the Corporate Governance and Human Resources Committee;

(c)	all matters that would be expected to have a major impact on shareholders;

(d)	the appointment of any person to any position that would qualify such person as an officer of the Corporation; and

(e)	any amendments to the Corporation’s pension plans relating to governance structure and design of benefits where Board approval for such amendments is required by the terms of said pension plans.

5.	The Board will also receive reports and consider:

(a)	The quality of relationships between the Corporation and its key stakeholders;

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(b)	Changes in the shareholder base of the Corporation from time to time and relationships between the Corporation and its significant shareholders;

(c)	Periodic reports from Board committees with respect to matters considered by such committees; and

(d)	Environment, health and safety matters as they affect the Corporation and its business.

6.	The Board will consider and approve such other matters as the Board may, from time to time, determine.

E.	Policies and Procedures

1.	The Board will, through its Audit Committee, oversee the integrity of the Corporation’s internal control and management information systems.

2.

The Board will monitor compliance with the ethics policies or codes of the Corporation and will be responsible for granting any waivers from compliance with such policies or codes for directors and officers.

3.

The Board will, through its Audit Committee, ensure that the Corporation adopt suitable policies regulating disclosure to and communication with shareholders, the investment community, members of the media, governments and organizations, employees and the greater public. These policies will be reviewed annually or when necessary.

4.	The Board has the responsibility for monitoring compliance by the Corporation with the corporate governance requirements of applicable securities regulators and stock exchanges.

F.	Compliance Reporting and Corporate Communications

1.	The Board will oversee how the Corporation communicates its goals and objectives to its shareholders and other relevant constituencies, including the approval of policies relating to:

(a)	how the Corporation interacts with analysts, investors, other key stakeholders and the public; and

(b)	continuous disclosure obligations and selective disclosure.

2.	The Board will approve the disclosure of:

(a)	the Corporation’s system of governance; and

(b)	the operation of its system of governance prepared or approved by the Corporate Governance and Human Resources Committee.

3.

The Board will review and approve the Corporation’s management proxy circular and annual information form following review by its Corporate Governance and Human Resources Committee and, as regards the annual information form, by its Audit Committee as well.

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4.

The Board will review and approve annual audited financial statements, quarterly financial statements and related management discussion and analysis disclosure and press releases in connection therewith following review and recommendation by the Audit Committee.

5.

The Board will consider and review the means by which shareholders can communicate with the Corporation and the Board including the opportunity to do so at the annual meeting, communication interfaces through the Corporation’s website and the adequacy of resources available within the Corporation to respond to shareholders through the office of the Secretary and otherwise.

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WWW.TEMBEC.COM